SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Charles Schwab Corporation

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2022
Proxy Statement

April 1, 2022

Dear Fellow Stockholders,

We cordially invite you to attend our 2022 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2022, at 1:30 p.m. Central Time. The annual meeting will be held via the internet at www.schwabevents.com/corporation. Please follow the registration instructions as outlined in this proxy statement to attend the meeting virtually via the internet.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2021 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	CHIEF EXECUTIVE OFFICER

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PROXY SUMMARY

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 17, 2022
Time:	1:30 p.m., Central Time
Location:	www.schwabevents.com/corporation
Record Date:	March 18, 2022
Voting:	Stockholders as of the record date are entitled to vote. Each share of voting common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

VOTING PROPOSALS

	Board Recommendation	Page

Election of Directors

John K. Adams, Jr.	For	11

Stephen A. Ellis	For	16

Brian M. Levitt	For	20

Arun Sarin	For	25

Charles R. Schwab	For	26

Paula A. Sneed	For	27

Approval of Declassification of Board of Directors	For	33

Ratification of Independent Auditors	For	35

Advisory Approval of Named Executive Officer Compensation	For	38

Approval of 2022 Stock Incentive Plan	For	71

Approval of Management Proposal on Proxy Access	For	80

Stockholder Proposal on Proxy Access	Against	83

Stockholder Proposal on Lobbying Payments	Against	88

DIRECTOR NOMINEES

We ask that you vote for the election of John K. Adams, Jr., Stephen A. Ellis, Brian M. Levitt, Arun Sarin, Charles R. Schwab, and Paula A. Sneed. The following table provides summary information on these nominees. Complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees

John K. Adams	66	2015	Former Managing Director, Financial Institutions Group, UBS Investment Bank	Financial services and investment banking experience	X	Audit

Stephen A. Ellis	59	2012	Managing Partner, TPG	Leadership skills and global management consulting experience	X	Audit Nominating

Brian M. Levitt	74	2020	Board Chair, The Toronto-Dominion Bank	Strategy, governance, financial services, and public company board experience	X	Compensation

Arun Sarin	67	2009	Chairman, Trepont Acquisition Corp I	Public company knowledge and leadership experience	X	Nominating Risk

Charles R. Schwab	84	1986	Chairman, The Charles Schwab Corporation	Founder of The Charles Schwab Corporation

Paula A. Sneed	74	2002	Chairman and Chief Executive Officer, Phelps Prescott Group, LLC	Marketing skills and management and executive leadership experience	X	Compensation

DECLASSIFICATION OF BOARD OF DIRECTORS

We ask that you approve amendments to the company’s Fifth Restated Certificate of Incorporation, as amended (the Certificate of Incorporation), and conforming amendments to the company’s Fourth Amended and Restated Bylaws, as amended (the Bylaws), to declassify the Board of Directors. Currently, the Certificate of Incorporation provides for the board to be divided into three classes, with each class elected every three years. We have approved recommended amendments that, subject to approval by stockholders at the 2022 Annual Meeting of Stockholders, would phase out the classification over a three-year period and provide for the annual election of all directors beginning at the 2025 Annual Meeting of Stockholders.

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2022 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2021	2020
	(amounts in millions)
Audit Fees	$11.2	$9.2

Audit-Related Fees	4.5	4.1

Tax Fees	1.4	0.1

All Other Fees	—	—

Total	$17.1	$13.4

EXECUTIVE COMPENSATION

We ask that you approve, on an advisory basis, the compensation of our named executive officers. The named executive officers are those executive officers listed in the Summary Compensation Table. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2021 Executive Compensation Highlights

In 2021, our management team worked through a challenging environment and continued to execute on its strategy of helping our clients – individual investors and the people and institutions who serve them – by placing their perspectives, needs, and desires at the forefront. Effective execution of our “Through Clients’ Eyes” strategy, while further advancing the integration of TD Ameritrade Holding Corporation and its subsidiaries (TD Ameritrade) helped us produce record core net new assets of $558.2 billion and reach total client assets of $8.14 trillion by year-end 2021. Our operating performance, coupled with rising equity markets and ongoing expense discipline, supported strong financial results, including a pre-tax profit margin of 41.6% and net income of $5.9 billion. Diluted earnings per share (EPS) was $2.83 on a Generally Accepted Accounting Principles (GAAP) basis, adjusted diluted EPS was $3.25, Return on Common Equity (ROCE) was 11%, and Return on Tangible Common Equity (ROTCE) was 22%. For reconciliation of non-GAAP financial measures including adjusted diluted EPS and ROTCE, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 58 – 59 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2021 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate, and retain executives

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate, and retain executives • Reward executives for individual performance • Link pay with company financial performance

Long-term Incentives	• Performance-based restricted stock units • Stock options

• Restricted stock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria

• Stock options generally vest 25% per year and have a ten-year term

• Attract, motivate, and retain executives • Reward executives for individual performance • Link pay with company financial performance • Align with long-term interests of stockholders

Given the company’s financial performance in 2021, the Compensation Committee approved funding at 136.62% of the target award for the named executive officers for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2021 was set at ROTCE equaling or exceeding the Cost of Equity (COE); this aligns the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the named executive officers is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary from what is reported in the equity columns of the table.

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2021 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II Chief Executive Officer	1,400,000	—	8,010,000	5,340,000	7,172,550	15,854	21,938,404

Peter B. Crawford Managing Director, Executive Vice President and Chief Financial Officer	621,073	—	2,550,000	1,700,000	1,697,019	15,412	6,583,504

Joseph R. Martinetto Managing Director, Senior Executive Vice President and Chief Operating Officer	759,188	—	4,950,000	3,300,000	2,437,425	15,554	11,462,167

Richard A. Wurster President	640,038	109,924	6,860,000	1,240,000	1,748,840	15,357	10,614,159

Charles R. Schwab Chairman	750,000	—	2,700,000	1,800,000	2,561,625	14,998	7,826,623

2022 STOCK INCENTIVE PLAN

We ask that you approve the 2022 Stock Incentive Plan as a successor plan to the 2013 Stock Incentive Plan that expires by its terms in March 2023. Approval of the 2022 Stock Incentive Plan will permit the company to meet its long-term incentive needs without disrupting the company’s normal equity granting practices. Among other things, the 2022 Stock Incentive Plan provides for 160.0 million shares for equity awards and implements an annual non-employee director compensation limit of $1.0 million ($2.0 million in the first year of service), which will allow for the $30,000 increase to the annual non-employee director equity awards that the board has approved for 2022. The $30,000 increase to the annual non-employee director equity awards will only be granted if stockholders approve the 2022 Stock Incentive Plan at the 2022 Annual Meeting of Stockholders. If stockholders do not approve the 2022 Stock Incentive Plan, non-employee directors will receive $185,000 automatic annual equity retainers under the 2013 Stock Incentive Plan.

ADOPTION OF PROXY ACCESS

Proxy access would allow eligible stockholders who comply with the requirements set forth in the Bylaws to have their nominees for directors included in the company’s proxy materials along with the candidates nominated by the board. We approved amendments to our Bylaws to implement proxy access, subject to stockholder approval at the 2022 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS

There are stockholder proposals to vote on that are described in the proxy statement.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 17, 2022

Time:	1:30 p.m., Central Time

Location:	www.schwabevents.com/corporation

Agenda:	• elect six directors for three-year terms,

•  vote for the approval to declassify the Board of Directors,

•  vote to ratify the selection of independent auditors,

•  vote for the approval, on an advisory basis, of compensation of named executive officers,

•  vote for the approval of the 2022 Stock Incentive Plan,

•  vote for the approval of the board’s proposal on proxy access,

•  vote on two stockholder proposals, if properly presented, and

•  consider any other business properly coming before the meeting.

Stockholders who owned shares of our voting common stock at the close of business on March 18, 2022 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 3000 Schwab Way, Westlake, Texas 76262 and via a link made accessible from the webcast console during the virtual meeting.

By Order of the Board of Directors,

PETER J. MORGAN III
MANAGING DIRECTOR,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 17, 2022. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

PROXY STATEMENT

The Board of Directors of The Charles Schwab Corporation (the company) is making the solicitation for proxies to be voted at the 2022 Annual Meeting of Stockholders to be held on May 17, 2022 (the annual meeting) and is sending these proxy materials to you on or about April 1, 2022. Stockholders who owned the company’s common stock at the close of business on March 18, 2022 may attend and vote at the annual meeting. Each share of common stock is entitled to one vote. There were [                ] shares of voting common stock (common stock) outstanding on March 18, 2022 (except as otherwise indicated, references to “common stock” in this proxy statement do not include non-voting common stock, of which there were [                ] shares outstanding on March 18, 2022).

VOTING YOUR SHARES

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. You may vote by internet, telephone or mail in advance of the meeting by following the instructions on your proxy card or voting instruction form.

If you do not vote in advance and plan to submit your vote at the virtual annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. Please send your legal proxy to our transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the virtual annual meeting.

ATTENDING THE ANNUAL MEETING

This year’s annual meeting will be a virtual event. You must register in advance to attend via the internet. To register, please go to:

www.schwabevents.com.

When registering, you will be asked to provide your name, mailing address, email address, and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares or the name of the broker that you hold the shares with in an account outside of Schwab).

Upon completion of registration, you will receive a confirmation email which has additional information about the webcast, including the link to join and a calendar reminder. You will have the opportunity to submit a question when registering and will also be able to submit questions and vote during the meeting from the webcast console.

You will be able to join the webcast 15 minutes prior to the start time of the annual meeting. You should ensure that you have a strong internet connection, and we recommend testing your system using the link that will be provided in the registration confirmation email and on the annual meeting website.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please email schwabeventswebcasts@schwab.com. Technical support will also be available from the webcast console starting at 1:15 p.m. Central Time on May 17, 2022.

Properly submitted questions may be addressed during the question and answer session of the annual meeting. Due to limited time at the annual meeting, we may aggregate questions by topic and may not be able to address all submitted questions.

CORPORATE GOVERNANCE

THE COMPANY

The Charles Schwab Corporation is a savings and loan holding company that engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2021, the company had $8.14 trillion in client assets, 33.2 million active brokerage accounts, 2.2 million corporate retirement plan participants, and 1.6 million banking accounts.

The company was founded on the belief that all Americans deserve access to a better investing experience. Although much has changed in the intervening years, our purpose remains clear – to champion every client’s goals with passion and integrity. Guided by this purpose and our vision of creating the most trusted leader in investment services, management has adopted a strategy described as “Through Clients’ Eyes.”

THE BOARD OF DIRECTORS

The board is committed to the company’s vision of being the most trusted leader in investment services. The board has the responsibility to hold management accountable for carrying out the company’s daily operations consistent with its strategic vision while navigating changes in the financial services industry, effectively managing risks, and responding to competitive pressures, new technologies, and an evolving regulatory environment.

Our practices to maintain board effectiveness include the following:

BOARD LEADERSHIP

The Chairman of the Board of Directors is Mr. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chair of the Nominating and Corporate Governance Committee, Mr. Herringer, presides over the executive sessions of non-management directors.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk). Given the role and scope of authority of these committees, and that over [82]% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board of Directors leading board discussions, and the Chair of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that each of the company’s directors, except Mr. Schwab, Mr. Bettinger, and Mr. Masrani, is independent.

In determining independence, the board considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as directors, as disclosed in the “Director Compensation” section of this proxy statement, and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following as part of its determination of independence:

•	Marianne C. Brown serves as a director of technology companies to which, or to the parent company of which, the company has made payments for products and services.

•	Joan T. Dea’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Mark A. Goldfarb serves as a member of an advisory council of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Frank C. Herringer’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Todd M. Ricketts serves as a director of a professional baseball organization to which the company has made payments in connection with sponsorship and advertising.

•	Arun Sarin serves as a director of a consulting firm to which the company has made payments for consulting services.

BOARD STRUCTURE AND COMMITTEES

The authorized number of directors is currently seventeen and the company has seventeen directors. There are six nominees for election this year and eleven directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held nine meetings in 2021. Each director attended at least 75% of all applicable board and committee meetings during 2021. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2021, all of the then-serving directors attended the annual meeting.

Risk Oversight

As part of its oversight functions, the board is responsible for oversight of risk management at the company. The Risk Committee assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees incentive compensation risk and reviews the compensation program with respect to the potential impact of risk taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Committees

Each of our four standing committees is chaired by an independent director. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors as determined by the board in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. The Risk Committee is chaired by an independent director and is composed of entirely non-management directors. In addition to these standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The board and its committees are currently composed of the following individuals:

COMMITTEE MEMBERSHIPS

NAME	INDEPENDENT	AC	CC	NCGC	RC

Charles R. Schwab

Walter W. Bettinger II

John K. Adams, Jr.	∎	C

Marianne C. Brown	∎				X

Joan T. Dea	∎		X	X

Christopher V. Dodds	∎				C

Stephen A. Ellis	∎	X		X

Mark A. Goldfarb	∎	X

William S. Haraf	∎	X

Frank C. Herringer	∎		X	C

Brian M. Levitt	∎		VC

Gerri K. Martin-Flickinger	∎	X

Bharat B. Masrani					X

Todd M. Ricketts	∎	X

Charles A. Ruffel	∎				X

Arun Sarin	∎			X	X

Paula A. Sneed	∎		C

AC CC	Audit Committee Compensation Committee	NCGC	Nominating and Corporate Governance Committee	RC	Risk Committee	Committee Member X Committee Chair C Committee Vice Chair VC

AUDIT COMMITTEE

John K. Adams, Jr. (Chair) • Stephen A. Ellis • Mark A. Goldfarb • William S. Haraf

Gerri K. Martin-Flickinger • Todd M. Ricketts

The Audit Committee held twelve meetings in 2021. None of the directors on the Audit Committee is or, during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and Mr. Adams, Mr. Ellis, Mr. Goldfarb, and Mr. Haraf are Audit Committee financial experts in accordance with SEC rules.

Primary responsibilities:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews processes in place to assess and manage major risk exposures, and

•	reviews compliance with legal and regulatory requirements.

COMPENSATION COMMITTEE

Paula A. Sneed (Chair) • Brian M. Levitt (Vice Chair) • Joan T. Dea • Frank C. Herringer

The Compensation Committee held six meetings in 2021.

Primary responsibilities:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	reviews and determines the compensation of executive officers and other senior officers based on the achievement of performance goals and objectives,

•	reviews and approves compensatory arrangements for executive officers and other senior officers,

•	approves long-term awards for executive officers and other senior officers,

•	reviews and recommends incentive compensation plans for executive officers and all equity plans, and

•	oversees risk management of incentive compensation practices.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Frank C. Herringer (Chair) • Joan T. Dea • Stephen A. Ellis • Arun Sarin

The Nominating and Corporate Governance Committee held four meetings in 2021.

Primary responsibilities:

•	identifies and evaluates individuals qualified to serve on the board,

•	oversees environmental, social and governance (ESG) policies, programs, and publications, and reviews reports from management on ESG activities,

•	recommends nominees to fill vacancies on the board and each standing committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

RISK COMMITTEE

Christopher V. Dodds (Chair) • Marianne C. Brown • Bharat B. Masrani

Charles A. Ruffel • Arun Sarin

The Risk Committee held five meetings in 2021.

Primary responsibilities:

•

reviews the company’s overall risk governance and approves the enterprise-wide risk management framework to identify, measure, monitor and control the major types of risk posed by the business of the company,

•	reviews the performance and activities of the company’s independent risk management function,

•	reviews capital and liquidity planning and the assessment of capital adequacy, and

•

reviews and approves key policies with respect to oversight of specific risks, including capital, compliance, credit, liquidity, market, model, third-party, interest rate, information security, data governance, reputational, strategic, and operational risk.

Each standing committee has a written charter. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

The Charles Schwab Corporation

Attn: Office of the Corporate Secretary

3000 Schwab Way

Building DFW-1, 4th Floor

Westlake, Texas 76262

(817) 854-6800

BOARD QUALIFICATIONS AND COMPOSITION

The Nominating and Corporate Governance Committee regularly assesses the board’s composition in light of our business operations, strategic direction and risk profile to assure appropriate succession, and our Corporate Governance Guidelines provide that the board should be composed of directors who have the qualifications necessary for effective service as determined in this assessment.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge of and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience commensurate with the size, complexity, and risk profile of the company, and

•	the willingness and ability to devote adequate time to the company’s business.

The Nominating and Corporate Governance Committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience, including the need for financial, business, academic, public sector and other expertise on the board or board committees,

•	diversity of background, including race, ethnicity, and gender, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Diversity

The Nominating and Corporate Governance Committee considers the qualifications and experience represented on the board when identifying director nominees and assessing the composition of the board. The board recognizes that a variety of viewpoints is vital to effective decision-making, constructive dialogue, and a healthy boardroom culture. As discussed in the “Director Qualifications” section above, the board’s evaluation encompasses the diversity of experience and background of directors. This consideration includes diversity of skill sets and experience as well as background, including race, ethnicity, and gender.

The Nominating and Corporate Governance Committee considers these qualifications and regularly assesses the overall effectiveness of the board in maintaining a balance of perspectives important to the company’s business.

Skills and Competencies

Set forth below are some of the experience, skills and competencies that the Nominating and Corporate Governance Committee views as important for the board as a whole to possess in light of the board’s areas of oversight of management. For simplicity, each qualification is assigned to one category of oversight, even though some qualifications may pertain to multiple areas.

Board Oversight of Management	Related Qualifications and Experience
Carrying out the company’s daily operations consistent with its strategic vision	• Financial Services • Banking • Asset Management • Brokerage/Investment Banking • Business Operations • ESG • Ethnic and Gender Diversity

Navigating changes in the financial services industry and responding to competitive pressures and new technologies	• Strategic Planning • Information Technology/Cybersecurity • Marketing • Academia

Overseeing the integrity of the company’s financial statements and financial reporting process	• Finance • Accounting • Public Company Executive Experience • Public Company Board Experience

Ensuring compliance with legal and regulatory requirements	• Regulatory • Government Service • International Business

Implementing the board’s approved risk tolerance, maintaining the company’s risk management and control program, and operating the company’s business in a safe and sound manner	• Risk Management

The following matrix highlights the qualifications and skills represented on the board:

John K. Adams, Jr. Walter W. Bettinger II Marianne C. Brown Joan T. Dea Christopher V. Dodds Stephen A. Ellis Mark A. Goldfarb William S. Haraf Frank C. Herringer Brian M. Levitt Gerri K. Martin-Flickinger Bharat B. Masrani Todd M. Ricketts Charles A. Ruffel Arun Sarin Charles R. Schwab Paula A. Sneed Qualifications and Experience Public Company Executive Experience Public Company Board Experience Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Information Technology/Cybersecurity Marketing Regulatory Accounting Risk Management Government Service International Business Academia Environmental, Social and Governance Additional Qualifications and Information Audit Committee Financial Expert Other Current Public Boards Board Tenure, Age, and Diversity Tenure Age Racial/Ethnic Diversity Asian Black or African American Hispanic or Latino American Indian or Alaskan Native Native Hawaiian or Pacific Islander White/Caucasian Gender 3 2 1 3 1 7 14 2 5 8 10 10 7 26 2 2 2 2 4 13 36 20 66 61 63 58 62 59 70 73 79 74 59 65 52 66 67 84 74 M M F F M M M M M M F M M M M M F

Succession Planning and Refreshment

The board views the annual nomination process conducted by the Nominating and Corporate Governance Committee, including its review of the skills and competencies represented on the board, and the self-assessment process as critical elements in planning for board succession. In addition, the Chair of the Nominating and Corporate Governance Committee discusses with each board member his or her perspective on succession planning, including overall size and composition, tenure, and the effectiveness of the board and board committees. The Chair of the Nominating and Corporate Governance Committee also speaks with the Chairs of the Audit Committee, Compensation Committee, and Risk Committee about any particular succession issues that may affect their committees. As part of the succession planning process, the Nominating and Corporate Governance Committee considers the contributions made by directors with deep knowledge and experience with the company and its business through continued service over the years, as well as the need to refresh the board with new insights and perspectives.

As part of board succession planning, the Nominating and Corporate Governance Committee will plan for anticipated vacancies and the timing thereof, including those due to directors’ plans for retirement or expected changes in status. The Nominating and Corporate Governance Committee will evaluate potential needs for skills and experience due to anticipated departures.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee leads the board in its annual self-evaluation of the performance of the board and its committees to determine whether they are functioning effectively. The charters of each committee require an annual performance evaluation. Committee self-evaluations are conducted by the Chair of each committee and are reported to the full board by the respective Chairs. The Chair of the Nominating and Corporate Governance Committee reviews any issues arising from the committee self-evaluations with the Chairs of the other board committees. The Chair of the Nominating and Corporate Governance Committee also discusses the results of the board self-evaluation with the full board. The respective committee or the full board, as appropriate, will take such steps as are necessary or advisable to address weaknesses or deficiencies identified as part of the performance evaluation process.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE PRACTICES

The company is invested in the success of our clients, employees, and communities. We describe certain of these initiatives more fully on the “Citizenship” section of our website and in our Environmental, Social & Governance Report 2020-2021, our inaugural ESG report, which is available at www.aboutschwab.com/citizenship. Information available on or through our website is not incorporated by reference into and is not part of this proxy statement, and any references to our website are intended to be inactive textual references only.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	John K. Adams, Jr.

•	Stephen A. Ellis

•	Brian M. Levitt

•	Arun Sarin

•	Charles R. Schwab

•	Paula A. Sneed

Each nominee has consented to serve a three-year term and is presently a director of the company. Biographical information about each of the company’s directors and nominees is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

Director since 2015 Age at Annual Meeting: 66 Independent Director Committees Audit

John K. Adams, Jr.

Mr. Adams is the former Managing Director in the Financial Institutions Group at UBS Investment Bank, a financial services firm, where he served from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2015. He served as a member of the Board of Directors of Navient Corporation from 2014 to 2018. Mr. Adams is a nominee for election this year.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

	Career Experience UBS Investment Bank Managing Director (2002-2013) Credit Suisse Financial Institutions Group (1985-2002)	Qualifications Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Environmental, Social, and Governance

Director since 2008 Age at Annual Meeting: 61

Walter W. Bettinger II

Mr. Bettinger has served Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He served as President of the company from 2008 until 2021. He also serves as a member of the Board of Directors of Charles Schwab Bank, SSB and Charles Schwab & Co., Inc., subsidiaries of the company, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Schwab Strategic Trust, all registered investment companies and affiliates of the company. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2024.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations for over 35 years. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

Career Experience

The Charles Schwab Corporation

Chief Executive Officer

(2008-present)

President (2008-2021)

President and Chief Operating

Officer (2007-2008)

Multiple Executive Vice President

positions (2000-2007)

Qualifications

Public Company Executive

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Environmental, Social, and Governance

Director since 2020 Age at Annual Meeting: 63 Independent Director Committees Risk

Marianne C. Brown

Ms. Brown is the former Co-Chief Operating Officer of Fidelity National Information Services, Inc. (FIS), a financial services technology company, where she served from 2018 to 2019. She served as Chief Operating Officer, Institutional and Wholesale Business, of FIS from 2015, when it acquired SunGard Financial Systems LLC, a software and IT services provider, to 2018. She served as the Chief Operating Officer of SunGard Financial Systems from 2014 to 2015. Prior to that, Ms. Brown was the Chief Executive Officer and President of Omgeo, LLC, a financial services technology company, from 2006 to 2014. Before joining Omgeo, she was the Chief Executive Officer of the Securities Industry Automation Corporation, a technical services company and subsidiary of the New York Stock Exchange. Ms. Brown began her career at Automatic Data Processing, where she last served as general manager of Brokerage Processing Services, which spun off to become part of Broadridge Financial Services. Ms. Brown has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2021. Ms. Brown has served as a member of the Board of Directors of Northrop Grumman Corporation, an aerospace and defense technology company, since 2015, VMware, Inc., a software and cloud computing company, since 2019, and Akamai Technologies, Inc., a cybersecurity company, since 2020. Ms. Brown’s term expires in 2023.

Ms. Brown brings financial technology expertise and significant public company board experience to the board, having served as an executive at several financial technology companies and as a director of other public company boards.

Career Experience

Fidelity National Information Services, Inc.

Co-Chief Operating Officer

(2018-2019)

Chief Operating Officer

(2015-2018)

SunGard Financial Systems, LLC

Chief Operating Officer

(2014-2015)

Omgeo, LLC

President and Chief Executive

Officer (2006-2014)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Business Operations

Information Technology/Cybersecurity

Risk Management

International Business

Director since 2017 Age at Annual Meeting: 58 Independent Director Committees Compensation Nominating and Corporate Governance

Joan T. Dea

Ms. Dea is the founder of Beckwith Investments LLC, a private investment and consulting firm, and has served as managing director since 2008. She served on the Executive Committee of BMO Financial Group from 2003 to 2008, most recently as Executive Vice President, Strategic Management and Corporate Marketing. She was previously a partner and director at Boston Consulting Group from 1994 to 2003, where she was a leader in the global financial services practice. She has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2011 and Cineplex Inc. since 2006. She served as a member of the Board of Directors of Performance Sports Group from 2015 to 2017 and Torstar Corporation from 2009 to 2015. Ms. Dea’s term expires in 2024.

Ms. Dea brings public company, leadership, strategy, governance and financial services experience to the board, having served in a variety of executive leadership positions at BMO Financial Group and Boston Consulting Group.

Career Experience Beckwith Investments LLC Managing Director (2008-present) BMO Financial Group Executive Committee (2003-2008) Boston Consulting Group Partner and Director (1994-2003)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Marketing

International Business

Environmental, Social, and Governance

Director since 2014 Age at Annual Meeting: 62 Independent Director Committees Risk

Christopher V. Dodds

Mr. Dodds has served as the Co-Founder and Managing Member of Crown Oak Advisors LLC, a registered investment advisor, since May 2020. Mr. Dodds has also served as a senior advisor at The Cynosure Group, a private equity firm, since 2018. He served as a senior advisor at The Carlyle Group, a private equity firm, from 2008 to 2018. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2007. He served as a member of the Board of Directors of Investment Technology Group, Inc. from 2008 to 2015. Mr. Dodds’ term expires in 2024.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a member of the Board of Directors of Charles Schwab Bank, SSB since 2007.

Career Experience

Crown Oak Advisors, LLC

Managing Member (2020-present)

The Cynosure Group

Senior Advisor (2018-present)

The Carlyle Group

Senior Advisor (2008-2018)

The Charles Schwab Corporation

Chief Financial Officer (1999-2007)

Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Accounting Risk Management

Director since 2012 Age at Annual Meeting: 59 Independent Director Committees Audit Nominating and Corporate Governance

Stephen A. Ellis

Mr. Ellis is a Managing Partner at TPG, a private equity and alternative investment firm, where he co-leads The Rise Fund, the firm’s impact investing platform. Prior to joining TPG in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2014. Prior to Asurion, Mr. Ellis served as Worldwide Managing Director of Bain & Company, a management consulting firm, from 2005 until 2012, and as Managing Partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis served as a member of the Board of Directors of e.l.f. Beauty, Inc. in 2019. Mr. Ellis is a nominee for election this year.

Mr. Ellis brings leadership and management skills, investment expertise and experience in global management consulting to the board, having served as Worldwide Managing Director of Bain & Company, Chief Executive Officer of Asurion, LLC, and as a Managing Partner at TPG.

	Career Experience TPG Managing Partner (2015-present) Asurion, LLC Chief Executive Officer (2012-2014) Bain & Company Worldwide Managing Director (2005-2012)	Qualifications Public Company Board Financial Services Asset Management Strategic Planning Finance Business Operations International Business Academia Environmental, Social, and Governance

Director since 2012 Age at Annual Meeting: 70 Independent Director Committees Audit

Mark A. Goldfarb

Mr. Goldfarb is a former Managing Partner of BDO USA, LLP, an accounting and consulting firm, where he served from 2015 to 2021. He was a founder of SS&G, Inc., an accounting and business consulting firm, and served as Managing Partner of SS&G from 1987 until 2012, and as Senior Managing Director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO USA, LLP. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2021. He is also a past president of Cascade Capital Corporation. Mr. Goldfarb’s term expires in 2024.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and Senior Managing Director of SS&G and a Managing Partner with BDO USA, LLP.

	Career Experience BDO USA, LLP Managing Partner (2015-2021) SS&G, Inc. Senior Managing Director (2012-2015) Managing Partner (1987-2012)	Qualifications Financial Services Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Marketing Accounting Risk Management

Director since 2015 Age at Annual Meeting: 73 Independent Director Committees Audit

William S. Haraf

Mr. Haraf is a former Special Advisor for Promontory Financial Group, a financial consulting firm, where he served from 2014 to 2019. He was a Managing Director of Promontory Financial Group from 2012 until 2014. From 2008 until 2012, he served as Commissioner of the California Department of Financial Institutions. Mr. Haraf served as a member of the Financial Stability Oversight Council from 2010 until 2012, as Managing Director of Banc of America Securities from 1999 until 2003 and as Senior Vice President of Strategic Policy Development and Planning at Bank of America from 1994 until 1999. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2015. Mr. Haraf’s term expires in 2023.

Mr. Haraf brings substantial financial services and regulatory experience to the board, having served as Managing Director of Promontory Financial Group, Commissioner of the California Department of Financial Institutions, and a member of the Financial Stability Oversight Council.

	Career Experience Promontory Financial Group Special Advisor (2014-2019) Managing Director (2012-2014) California Department of Financial Institutions Commissioner (2008-2012)	Qualifications Public Company Executive Financial Services Banking Brokerage/Investment Banking Strategic Planning Regulatory Accounting Risk Management Government Service Academia

Director since 1996 Age at Annual Meeting: 79 Independent Director Committees Compensation Nominating and Corporate Governance

Frank C. Herringer

Mr. Herringer is the former Chairman of the Board and Chief Executive Officer of Transamerica Corporation, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999 and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer served as a member of the Board of Directors of Transamerica Corporation from 1986 to 2018. Mr. Herringer served as a member of the Boards of Directors of Amgen Inc. from 2004 to 2019, Cardax Pharmaceuticals, Inc. from 2006 to 2015, and Safeway, Inc. from 2008 to 2015. Mr. Herringer’s term expires in 2023.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contributes to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

Career Experience Transamerica Corporation Chairman of the Board (1996-2015) Chief Executive Officer (1991-1999)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Strategic Planning

Business Operations

Finance

Regulatory

Risk Management

Government Service

Environmental, Social, and Governance

Director since 2020 Age at Annual Meeting: 74 Independent Director Committees Compensation

Brian M. Levitt

Mr. Levitt has served as the Board Chair of The Toronto-Dominion Bank (TD Bank), a Canadian chartered bank, since 2011 and has been a director since 2008. He also served as a member of the Board of Directors of TD Ameritrade from 2016 to 2020. Mr. Levitt previously served as President and then Chief Executive Officer of Imasco Limited, a Canadian consumer products and services company, from 1991 to 2000, and served in various executive and non-executive leadership positions at the law firm Osler, Hoskin & Harcourt LLP from 2001 to 2015, where he most recently served as Vice-Chair. Mr. Levitt has served as a member of the Board of Directors of Xebec Adsorption Inc., a clean energy company, since 2021. He also served as a member of the Board of Directors of Domtar Corporation, a paper manufacturing company, from 2007 to 2021, Stelco Holdings, Inc., a primary steel producer, from 2017 to 2019, and Talisman Energy Inc., an oil and gas producer, from 2013 to 2015. Mr. Levitt is a nominee for election this year.

Mr. Levitt is one of the two directors currently designated by TD Bank. He brings significant strategy, governance, financial services and public company board experience to the board.

Career Experience The Toronto-Dominion Bank Board Chair (2011-present) Osler, Hoskin & Harcourt LLP Partner (2001-2015) Imasco Limited President and Chief Executive Officer (1991-2000)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Strategic Planning

Finance

Business Operations

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

Director since 2020 Age at Annual Meeting: 59 Independent Director Committees Audit

Gerri K. Martin-Flickinger

Ms. Martin-Flickinger is a former Executive Vice President and Chief Technology Officer of Starbucks Corporation, a coffeehouse chain and coffee roasting company, where she served from 2015 to 2021. Prior to joining Starbucks in 2015, Ms. Martin-Flickinger served as Senior Vice President and Chief Information Officer of Adobe Inc., a computer software company, from 2006 to 2015, where she led portions of Adobe’s technology transformation to a cloud-based, subscription services business. She has previously served as Chief Information Officer at VeriSign, Inc., Network Associates, Inc., and McAfee Associates, Inc. She began her career at Chevron Corporation, where she held several senior positions. Ms. Martin-Flickinger served as a member of the Board of Directors of Tableau Software, Inc., a computer software company, from 2018 to 2019, when it was acquired by salesforce.com, inc. Ms. Martin-Flickinger’s term expires in 2023.

Ms. Martin-Flickinger brings consumer retail and customer-digital knowledge and executive leadership experience to the board, having served as Executive Vice President and the Chief Technology Officer of Starbucks. She brings technology company industry insight and cybersecurity experience having served as Chief Information Officer of Adobe, Verisign, Network Associates, and public company board experience with Tableau Software.

	Career Experience Starbucks Corporation Executive Vice President and Chief Technology Officer (2015-2021) Adobe Inc. Senior Vice President and Chief Information Officer (2006-2015)	Qualifications Public Company Executive Public Company Board Strategic Planning Finance Information Technology/Cybersecurity Marketing Risk Management International Business

Director since 2020 Age at Annual Meeting: 65 Committees Risk

Bharat B. Masrani

Mr. Masrani has served as Group President and Chief Executive Officer of TD Bank, a Canadian chartered bank, since 2014. He served as Chief Operating Officer of TD Bank from 2013 to 2014. He served as Group Head, U.S. Personal and Commercial Banking, of TD Bank and President and Chief Executive Officer of TD Bank US Holding Company and TD Bank, N.A., subsidiaries of TD Bank, from 2008 until 2013. In 2006, Mr. Masrani became the President of TD Banknorth and, in 2007, President and CEO. From 2003 to 2006, he served as Vice Chair and Chief Risk Officer of TD Bank. Mr. Masrani began his banking career with TD Bank in 1987. From 2013 to 2020, Mr. Masrani served as member of the Board of Directors of TD Ameritrade. Mr. Masrani has served as a member of the Board of Directors of TD Bank since 2014. He has served as a member of the Board of Directors of The Clearing House since 2014 and the Bank Policy Institute since 2018. Mr. Masrani’s term expires in 2024.

Mr. Masrani is one of the two directors currently designated by TD Bank. He brings leadership and risk management skills, knowledge of the banking and the financial services industry, and international experience to the board, having served as Chief Executive Officer of TD Bank.

Career Experience The Toronto-Dominion Bank Group President and Chief Executive Officer (2014-present) Chief Operating Officer (2013-2014) Group Head, U.S. Personal and Commercial Banking (2008-2013)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Environmental, Social, and Governance

Director since 2020 Age at Annual Meeting: 52 Independent Director Committees Audit

Todd M. Ricketts

Mr. Ricketts served as a member of the Board of Directors of TD Ameritrade, a registered broker-dealer and investment advisory firm, from 2011 to 2020. He has managed his personal investment portfolio since 2001. Mr. Ricketts previously served as Corporate Secretary and Director of Business Development for TD Ameritrade. Mr. Ricketts has served as a member of the Board of Directors of the parent company of the Chicago Cubs, Chicago Baseball Holdings, LLC, since 2009. Mr. Ricketts’ term expires in 2023.

Mr. Ricketts is the director designated by TD Ameritrade. He brings business management and financial experience to the board through his entrepreneurial and financial services industry experience.

	Career Experience Chicago Baseball Holdings, LLC Director (2009-present) TD Ameritrade Holding Corporation Director (2011-2020)	Qualifications Public Company Board Financial Services Brokerage/Investment Banking Finance Business Operations Information Technology/Cybersecurity Environmental, Social, and Governance

Director since 2018 Age at Annual Meeting: 66 Independent Director Committees Risk

Charles A. Ruffel

Mr. Ruffel is the founder and Managing Partner of Kudu Investment Management, LLC, a private equity firm. He served as Chief Executive Officer and Managing Partner of Kudu Advisors, LLC, an investment banking company, from 2009 to 2015. He was the founder and Chief Executive Officer of Asset International, Inc., an information provider in the field of asset management, retirement, and bank services, from 1989 to 2010. He served as a trustee of Schwab Strategic Trust from 2009 to 2018 and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust from 2015 to 2018. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2018. Mr. Ruffel served as a member of the Board of Directors of Aspire Financial Services, LLC, a financial services and retirement planning company, from 2012 to 2019. Mr. Ruffel’s term expires in 2024.

Mr. Ruffel brings financial and leadership experience to the board, having served as Chief Executive Officer of Kudu Advisors, LLC and Asset International, Inc. He brings insight to the board from his service as a trustee of numerous asset management funds of the company.

Career Experience Kudu Investment Management, LLC Managing Partner (2015-present) Kudu Advisors, LLC Managing Partner (2009-2015) Asset International, Inc. Chief Executive Officer (1998-2010)

Qualifications

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

Director since 2009 Age at Annual Meeting: 67 Independent Director Committees Nominating and Corporate Governance Risk

Arun Sarin

Mr. Sarin has served as Chairman of Trepont Acquisition Corp I, a special purpose acquisition company, since 2020. He served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2002 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. He served as a member of the Board of Directors of Blackhawk Network Holdings, Inc. from 2009 to 2018, Safeway, Inc. from 2009 to 2015, and Cisco Systems, Inc. from 2009 to 2020. Mr. Sarin has served as a member of the Board of Directors of Accenture PLC, a consulting and information technology services company, since 2015. He has served as Chairman of the Boards of Cerence Inc., an automotive software company, since 2019, and Trepont Acquisition Corp I, since 2020. Mr. Sarin is a nominee for election this year.

Mr. Sarin brings public company knowledge, information technology/cybersecurity experience, and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to the board from his service on other public company boards.

Career Experience

Trepont Acquisition Corp I

Chairman (2020-Present)

Vodafone Group, Plc

Chief Executive Officer (2003-2008)

Accel-KKR Telecom

Chief Executive Officer (2001-2003)

Infospace, Inc.

Chief Executive Officer (2000-2001)

Qualifications

Public Company Executive

Public Company Board

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

Director since 1986 Age at Annual Meeting: 84

Charles R. Schwab

Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971 and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank, SSB. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust, all registered investment companies, through 2015. He served as a member of the Board of Directors of Yahoo! Inc. from 2014 to 2016. Mr. Schwab is a nominee for election this year.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

Career Experience

The Charles Schwab Corporation

Chairman (1986-present)

Chief Executive Officer (1986-1997;

    2004-2008)

Co-Chief Executive Officer

(1998-2003)

Charles Schwab & Co. Inc.

Chief Executive Officer (2004-2008)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

International Business

Environmental, Social, and Governance

Director since 2002 Age at Annual Meeting: 74 Independent Director Committees Compensation

Paula A. Sneed

Ms. Sneed is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed has served as a member of the Board of Directors of Berry Global Group, Inc., a package manufacturing company, since 2018. She served as a member of the Board of Directors of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, and telecommunications systems, from 2007 to 2020. She served as a member of the Board of Directors of Airgas, Inc. from 1999 to 2016. Ms. Sneed’s is a nominee for election this year.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

Career Experience

Phelps Prescott Group, LLC

Chairman and Chief Executive

Officer (2007-present)

Kraft Foods, Inc.

Executive Vice President

(2005-2006)

Senior Vice President (2004-2005)

Kraft Foods North America

Executive Vice President

(2000-2004)

Qualifications Public Company Executive Public Company Board Strategic Planning Business Operations Marketing Environmental, Social, and Governance

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy requires written stockholder recommendations that include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Office of the Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement.

IDENTIFYING AND EVALUATING CANDIDATES FOR DIRECTOR

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board, as well as director qualifications as determined by the board. The Nominating and Corporate Governance Committee evaluates capabilities valuable to the company’s business and commensurate with the size, complexity, and risk profile of the company and, as needed, to bring fresh perspective to the board. Candidates considered for nomination to the board may come from several sources, including current and former directors, professional search firms, and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the Nominating and Corporate Governance Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

In connection with the acquisition of TD Ameritrade, the company agreed to add to the board two directors designated by The Toronto-Dominion Bank (TD Bank). The agreements provided that the designees met the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee and any applicable regulatory requirements or standards for board service, and otherwise were reasonably acceptable to the Nominating and Corporate Governance Committee. Mr. Levitt, who is standing for election at the annual meeting for the first time since his appointment, was designated by TD Bank.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chair of the Nominating and Corporate Governance Committee, or the independent directors as a group, you may send your communication in writing to the Office of the Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Office of the Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications, and forward them to the appropriate director or directors. The Office of the Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Office of the Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2021, non-employee directors received the following cash retainers and equity grants:

CASH RETAINERS

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $40,000, and the other members of the Audit Committee and the Risk Committee each received an annual cash retainer of $15,000. The Chair of the Compensation Committee received an annual cash retainer of $30,000, and the other members of the Compensation Committee each received an annual cash retainer of $10,000. The Chair of the Nominating and Corporate Governance Committee received an annual cash retainer of $25,000, and the other members of the Nominating and Corporate Governance Committee each received an annual cash retainer of $10,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

EQUITY GRANTS

For 2021, each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $185,000. Non-employee directors received this equity grant 60% in restricted stock units (RSUs) and 40% in stock options.

TERMS AND CONDITIONS

Non-employee directors receive annual RSU and option grants on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, the company grants that individual a pro-rata amount of cash retainers and equity awards for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of RSUs and options vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The RSUs and options become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

For 2021, the number of RSUs for the 2021 annual grant was determined by dividing 60% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•

For 2021, the number of options for the 2021 annual grant of stock options was determined by dividing 40% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (i) the date ten years after the grant date, (ii) the date three months after termination of service for any reason other than death, disability or retirement, or (iii) the date one year after termination of service because of death or disability.

The board has adopted stock ownership guidelines to promote significant equity ownership by non-employee directors and further align their long-term financial interests with those of stockholders. Under the guidelines, each non-employee director is expected to maintain an investment position in company stock with a fair market value equal to at least $400,000. A new director is expected to reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are included in determining ownership levels, but stock options are not.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1) receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2021.

2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,5] ($)	Stock Awards[3,5] ($)	Option Awards[4,5] ($)	Total ($)

John K. Adams, Jr.	175,000	—	111,000	74,000	360,000

Marianne C. Brown	130,598	—	111,000	74,000	315,598

Joan T. Dea	155,000	—	111,000	74,000	340,000

Christopher V. Dodds	175,000	—	111,000	74,000	360,000

Stephen A. Ellis	—	125,000	111,000	74,000	310,000

Mark A. Goldfarb	146,889	—	111,000	74,000	331,889

William S. Haraf	150,000	—	111,000	74,000	335,000

Frank C. Herringer	—	135,000	111,000	74,000	320,000

Brian M. Levitt	110,000	—	111,000	74,000	295,000

Gerri K. Martin-Flickinger	115,000	—	111,000	74,000	300,000

Bharat B. Masrani	—	115,000	111,000	74,000	300,000

Todd M. Ricketts	115,000	—	111,000	74,000	300,000

Charles A. Ruffel	35,000	115,000	111,000	74,000	335,000

Arun Sarin	125,000	—	111,000	74,000	310,000

Paula A. Sneed	130,000	—	111,000	74,000	315,000

(1)	This column shows cash amounts earned for retainers. For Mr. Adams, Ms. Brown, Ms. Dea, Mr. Dodds, Mr. Goldfarb, Mr. Haraf, and Mr. Ruffel, the amount in this column includes their cash retainers for service on the Board of Directors of Charles Schwab Bank, SSB.

(2)	This column shows the dollar amount of retainers deferred into RSUs or options under the Directors’ Deferred Compensation Plan II. The corresponding RSUs or options were as follows: 7,607 options for Mr. Ellis, 2,061 RSUs for Mr. Herringer, 1,756 RSUs for Mr. Masrani, and 6,999 options for Mr. Ruffel.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2021, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $111,000.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2021, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $74,000.

(5)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2021. This includes stock options and RSUs acquired under the Directors’ Deferred Compensation Plans.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	47,634	5,860

Marianne C. Brown	7,496	2,408

Joan T. Dea	25,708	5,860

Christopher V. Dodds	13,674	5,860

Stephen A. Ellis	124,414	14,868

Mark A. Goldfarb	31,933	4,997

William S. Haraf	31,933	5,860

Frank C. Herringer	89,694	141,571

Brian M. Levitt	5,633	1,881

Gerri K. Martin-Flickinger	7,496	2,408

Bharat B. Masrani	5,633	3,649

Todd M. Ricketts	5,633	1,881

Charles A. Ruffel	41,444	5,860

Arun Sarin	53,358	4,997

Paula A. Sneed	31,933	54,055

CHANGES TO NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2022

In 2021, the Compensation Committee conducted a review of non-employee director compensation with input from its outside consultant, Semler Brossy Consulting Group LLC. (Semler Brossy). This review included a comparison to the company’s peer group. Based on this review and upon recommendation by the Compensation Committee, the board approved increases to annual cash retainers for committee chairs and members effective January 1, 2022 and an increase of $30,000 in the annual equity retainer. The board approved (i) a $10,000 increase in the annual cash retainer for the Chairs of the Audit Committee and the Risk Committee and a $5,000 increase in the annual cash retainer for each other member of these committees; (ii) a $20,000 increase in the annual cash retainer for the Chair of the Compensation Committee and a $5,000 increase in the annual cash retainer for each other member of this committee; and (iii) a $25,000 increase in the annual cash retainer for the Chair of the Nominating and Corporate Governance Committee and a $5,000 increase in the annual cash retainer for each other member of this committee. As a result of the increases, the Chairs of the Audit Committee, the Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each will receive an annual cash retainer of $50,000 and the members of the Audit Committee and the Risk Committee each will receive an annual cash retainer of $20,000, and the members of the Compensation Committee and the Nominating and Corporate Governance Committee each will receive an annual cash retainer of $15,000. These annual cash retainer increases were effective January 1, 2022.

If stockholders approve the 2022 Stock Incentive Plan at the annual meeting, each non-employee director will receive an annual equity grant under the 2022 Stock Incentive Plan with an aggregate value of $215,000. The equity grants will be 60% in RSUs and 40% in stock options. Equity grants vest 25% on each of the first and second anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant. In the event a new non-employee director is elected to the board during the year, a pro-rata cash retainer amount with the same ratio between cash retainers and equity grants is granted to that individual. If the 2022 Stock Incentive Plan does not receive stockholder approval, non-employee directors will receive the $185,000 annual equity retainer under the 2013 Stock Incentive Plan for 2022.

PROPOSAL TWO:

APPROVAL OF AMENDMENTS TO

CERTIFICATE OF INCORPORATION AND

BYLAWS TO DECLASSIFY THE BOARD

The Certificate of Incorporation provides that the board is divided into three classes of directors, with each class elected every three years. The company’s stockholders approved the election of directors by classes in 1996. Stockholders voted in favor of a classified board at that time to ensure the continuity and stability of the company’s directors and policies, so that a majority of directors at any given time would have prior experience as directors of the company.

As part of its ongoing review of corporate governance matters, including a review of the level of support received for the stockholder proposal calling for the annual election of directors submitted last year, the board considered the advantages and disadvantages of maintaining the classified board structure. There are two sides to the argument: some stockholders believe that annual elections may increase accountability of directors because stockholders may evaluate and elect all directors on an annual basis, and the election of directors may be the primary means for stockholders to express their satisfaction or dissatisfaction with the actions of the board and to influence corporate governance policies of the company. By enhancing accountability, a declassified board may also help to promote good financial performance over the long term. In addition, a significant majority of large publicly traded financial institutions do not have a classified board, and many institutional investors express a preference for a board that is not classified. Other stockholders may prefer to retain the benefits of the classified board structure. A classified structure may allow directors to exercise greater independence on behalf of all stockholders if they do not face an annual vote for reelection, as well as provide continuity and stability in the management of the business and affairs of the company. In some circumstances, classified boards may enhance stockholder value by forcing an entity seeking control of the company to initiate discussions at arm’s-length with the board of the company, because the entity cannot replace the entire board in a single election. While the board continues to believe that these benefits exist, the board also recognizes the possible benefits of a declassified board and understands that corporate governance best practices have moved away from classified boards in favor of electing all directors annually. After considering these interests, the board recommended submitting the proposed amendments to stockholders regarding the declassification of the board.

The proposed amendments eliminate the classification of the board over a three-year period, provide for the annual election of all directors beginning at the 2025 annual meeting of stockholders and make certain conforming changes to the Certificate of Incorporation and the Bylaws. If approved, the proposed amendments would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which the company would make promptly after stockholder approval is obtained for the proposed amendments. Board declassification would be phased-in beginning at the 2023 annual meeting of stockholders as follows:

•

From the effective time of the certificate of amendment until the election of directors at the 2023 annual meeting, the board shall be divided into three classes of directors, Class I, Class II, and Class III, with the directors in the class with the term expiring at the 2023 annual meeting being the Class I directors, the directors in the class with the term expiring at the 2024 annual meeting being the Class II directors and the directors in the class with the term expiring at the 2025 annual meeting being the Class III directors.

•

Commencing with the election of directors at the 2023 annual meeting, the board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2024 annual meeting and the directors in Class II having a term that expires at the 2025 annual meeting. The successors of the directors who, immediately prior to the 2023 annual meeting, were members of Class I (and whose terms expire at the 2023 annual meeting) shall be elected to Class I; the directors who, immediately prior to the 2023 annual meeting, were members of Class II and whose terms were scheduled to expire at the 2024 annual meeting shall become members of Class I; and the directors who, immediately prior to the 2023 annual meeting, were members of Class III and whose terms were scheduled to expire at the 2025 annual meeting shall become members of Class II with a term expiring at the 2025 annual meeting.

•

Commencing with the election of directors at the 2024 annual meeting, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2025 annual meeting. The successors of the directors who, immediately prior to the 2024 annual meeting, were members of Class I (and whose terms expire at the 2024 annual meeting) shall be elected to Class I for a term that expires at the 2025 annual meeting, and the directors who, immediately prior to the 2024 annual meeting, were members of Class II and whose terms were scheduled to expire at the 2025 annual meeting shall become members of Class I with a term expiring at the 2025 annual meeting.

•

From and after the election of directors at the 2025 annual meeting, the board shall cease to be classified and the directors elected at the 2025 annual meeting (and each meeting thereafter) shall be elected for a term expiring at the next annual meeting. The proposed amendments would not affect the election of the class of directors at this 2022 annual meeting. Beginning with the 2025 annual meeting, all directors will stand for election at each annual meeting for one-year terms. The proposed amendments would not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the board is classified, the Certificate of Incorporation and the Bylaws provide that the members of the board are removable only for cause. The proposed amendments provide that, once the board is fully declassified in 2025, directors may be removed with or without cause.

The proposed amendments, if passed, also would eliminate the requirement that the affirmative vote of the holders of 80% of all outstanding shares of common stock is necessary to amend the provision concerning the annual election of directors once the board is fully declassified.

The proposed amendments to the Certificate of Incorporation and the proposed amendments to the Bylaws are attached to this proxy statement as Exhibit A and Exhibit B, respectively.

PROPOSAL THREE:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related and permitted non-audit services to be performed by the independent auditors. The Audit Committee evaluates the qualifications, performance and independence of the independent auditors, including the rotation and selection of the lead audit partner and whether it is appropriate to rotate the audit firm itself.

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2022 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee and the Board of Directors believe that the retention of Deloitte for the 2022 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2021	2020
	(amounts in millions)
Audit Fees[1]	$11.2	$9.2

Audit-Related Fees[2]	4.5	4.1

Tax Fees[3]	1.4	0.1

All Other Fees[4]	—	—

Total	$17.1	$13.4

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related fees include assurance and related services, service auditor reports over internal controls, review of SEC filings, merger and acquisition due diligence and related services.

(3)	Tax fees include permitted compliance and advisory services such as tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review, preparation and compliance services to certain unconsolidated mutual funds, charitable trusts, and foundations. The fees for such services are included in the expenses of the mutual funds, charitable trusts, and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $3.2 million for 2021 and $3.1 million for 2020. These amounts are not included in the expenses of The Charles Schwab Corporation.

NON-AUDIT SERVICES POLICIES AND PROCEDURES

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer, investment advisor, or investment banking services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services or expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The Audit Committee may approve other non-audit services in advance of their performance as part of its review and approval of Deloitte’s audit service plan. In addition, the Audit Committee has pre-approved three separate categories of non-audit services under the policy subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles (GAAP) to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain service auditor reports over internal controls, review of SEC filings, consents related to financings that include audited financial statements, merger and acquisition due diligence, audit consultation pertaining to acquisitions or the calculation of gain or loss from dispositions, and employee benefit plan audits), and

•

tax related services (includes tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity).

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John K. Adams, Jr., Chair

Stephen A. Ellis

Mark A. Goldfarb

William S. Haraf

Gerri K. Martin-Flickinger

Todd M. Ricketts

PROPOSAL FOUR:

ADVISORY APPROVAL OF NAMED

EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section describes the company’s executive compensation program, policies and practices, and how executive compensation is designed to support the company’s strategic objectives. It also summarizes our compensation decisions for the company’s named executive officers:

Named Executive Officer	Title
Walter W. Bettinger II	Chief Executive Officer

Peter B. Crawford	Managing Director, Executive Vice President and Chief Financial Officer

Joseph R. Martinetto	Managing Director, Senior Executive Vice President and Chief Operating Officer

Richard A. Wurster	President

Charles R. Schwab	Chairman

Key Business Results

The company’s strategy is to put clients’ perspectives, needs, and desires at the forefront by seeing business “Through Clients’ Eyes.” Because investing plays a fundamental role in building financial security, the company strives to deliver a better investing experience for its clients – individual investors and the people and institutions who serve them – by disrupting longstanding industry practices on their behalf and providing superior service. In pursuing this strategy, the company:

•	Offers a broad range of products and solutions to meet client needs with a focus on value, service, transparency, and trust,

•	Combines its scale and resources with ongoing expense discipline to keep operating costs low and ensure that products and solutions are affordable as well as responsive to client needs, and

•	Seeks to build stockholder value over time.

Effective execution of this strategy in 2021, bolstered by strong client engagement in the midst of a fluctuating environment, was reflected in key metrics:

•	Core net new assets of a record $558.2 billion represents an 8% annual organic growth rate.

•	33.2 million active brokerage accounts at year end represents an increase of 12% over year-end 2020.

•

Total client assets of $8.14 trillion as of December 31, 2021 represents an increase of 22% from year-end 2020. Of these assets, approximately half ($4.06 trillion) were receiving some form of ongoing advisory service, up 23% from year-end 2020, $3.51 trillion were under the guidance of an independent advisor and $559.2 billion were enrolled in a retail advisory solution.

The combination of the full-year impact of recent acquisitions, our success with clients, rising equity markets, and ongoing expense discipline, led to strong financial performance in 2021:

•	Net revenues of $18.5 billion were up 58% over 2020 despite historically low interest rates.

•	Net income of $5.9 billion was up 77%.

•	Pre-tax profit margin was 41.6% on a GAAP basis and 47.5% on an adjusted basis*.

•	Diluted EPS was $2.83 on a GAAP basis and $3.25 on an adjusted basis*.

•	ROCE was 11%, while ROTCE was 22%*.

The ongoing integration of TD Ameritrade will allow us to provide clients with an even broader set of products, tools, and advisory solutions for an unparalleled investing experience.

*	For reconciliation of non-GAAP financial measures, including adjusted diluted EPS and ROTCE, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 58 – 59 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. A discussion of the company’s business, business strategy, and results are contained in its Annual Report on Form 10-K.

Executive Compensation Program

The executive compensation program is intended to support the company’s strategic objectives by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning incentives for executive officers with the interests of the company and its stockholders by linking pay with long-term performance.

The compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards (LTI) – to achieve these objectives. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives: 94% for the Chief Executive Officer and 92% on average for the other named executive officers. This approach maintains a strong link between executive pay and the company’s financial performance, rewards executives only when value has been created for stockholders, and drives long-term performance.

*	Pay mix is based on amounts in the Summary Compensation Table. Generally, annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Stock awards are generally the amounts reported for PBRSUs. For Mr. Wurster, annual cash incentive includes amounts paid outside the Corporate Executive Bonus Plan and reported in the Bonus column of the Summary Compensation Table, and stock awards include the $5.0 million promotional grant of time-vested RSUs granted on October 25, 2021.

Key Compensation Decisions

The company’s “Through Clients’ Eyes” strategy is based on the principle that developing trusted relationships will translate into more assets from new and existing clients, ultimately driving more revenue and, along with expense discipline, generating earnings growth and building long-term stockholder value.

The Compensation Committee’s decisions for 2021 aligned with this disciplined focus on financial results. For 2021, the Compensation Committee:

•

Assessed the competitiveness of executive and director compensation following the acquisition of TD Ameritrade (the TD Ameritrade Acquisition), which closed in October 2020, acknowledging the increased scope of operations and responsibilities for executive roles and the importance of maintaining leadership stability to ensure the successful execution of the integration.

•

Selected adjusted diluted EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure.

•	Set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan for 2021 approved by the board.

•	Approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 136.62% of the target set by the Compensation Committee based on the company’s financial performance.

•	Awarded one-time increases in equity incentives to maintain stability within the leadership team throughout the integration of TD Ameritrade.

•	Awarded a mix of equity incentives of 60% PBRSUs and 40% stock options.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Selected the performance criteria of ROTCE for the 2021 PBRSUs (with ROTCE calculated using adjusted net income available to common stockholders and tangible common stockholders’ equity) because ROTCE reflects the capital position of the company absent the effects of goodwill, acquired intangible assets, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock.

•

Established the performance goal of ROTCE equaling or exceeding Cost of Equity (COE) for the 2021 PBRSUs, because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

•	Used the modified peer group approved in October 2020 as a reference point for assessing the competitiveness of executive and director compensation for periods after 2020.

The Compensation Committee continuously reviews and evaluates the company’s compensation program and policies and considers stockholder views regarding executive compensation. For the 2022 program, the Compensation Committee made decisions that maintain the strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. For 2022, the Compensation Committee:

•

Selected adjusted diluted EPS as the performance criterion for the Corporate Executive Bonus Plan and set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Selected ROTCE equaling or exceeding COE as the performance goal for the 2022 PBRSUs because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

The compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Element of Compensation
Objective	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders			✓

Performance Metric		Adjusted diluted EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROTCE compared to COE measures adjusted net income available to common stockholders on tangible common stockholders’ equity and long-term profitability and ROTCE incorporates the capital position of the company absent the effects of goodwill, acquired intangible assets, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the exercise price.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, and other executive and senior officers, and reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also evaluates the performance and compensation of the Chairman. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Managing Director, Head of Human Resources,

•	recommendations from the Managing Director, Executive Vice President and Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives,

•

advice from the Managing Director, Chief Risk Officer regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives, and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy.

While the Compensation Committee considers the information provided by management and its independent compensation consultant, it does not delegate authority to management for executive compensation decisions.

Executive officers may not be present when the Compensation Committee deliberates or votes on their compensation.

The Compensation Committee’s review of named executive officer compensation in 2021 included consideration of:

•	the company’s performance, the company’s acquisitions, the economic environment, and market trends,

•

a competitive pay analysis of peer companies with data from proxy statements and the McLagan 2020 Global Financial Services Executive Management Survey, the McLagan 2020 US Financial Services Digital Survey, and the McLagan 2020 US Asset Management Retirement Plan Services Survey,

•	each executive’s experience, responsibilities, changes in job scope, individual performance, and pay relative to internal peers, and

•	reports prepared by the independent compensation consultant and the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation from 2018 to 2020,

•	proposed 2021 total compensation,

•	option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan),

•	the value and vesting schedule of outstanding long-term awards, and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

Peer Group

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and non-employee directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees.

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

The peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions because the company has few competitors comparable in terms of business model and geographic coverage.

The Compensation Committee periodically reviews the peer group to ensure that it remains relevant as a market reference tool and modifies it as necessary to reflect changes at the company, among peers or within the industry. In October 2020, the Compensation Committee reviewed the peer group and considered companies of similar size as measured by revenue and market capitalization and similar business, talent, and operational characteristics, considering the company’s new scale after its acquisition of TD Ameritrade. Based on this review, the Compensation Committee updated the peer group for periods after 2020. With the following changes, the new peer group reflects Schwab’s current scale and complexity:

•	Inclusion of an appropriately-sized leading financial services firm: Goldman Sachs,

•	Removal of two firms that no longer are similarly-sized: Regions Financial Corporation and Invesco,

•	Removal of four firms due to merger and acquisition activity: BB&T Corporation, E*TRADE, SunTrust Banks, Inc., and TD Ameritrade,

•	Inclusion of Truist Financial, the successor company to the combined BB&T Corporation and SunTrust Banks, Inc.

The peer group of 20 companies used for compensation analyses for 2021 was:

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2021, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on Chief Executive Officer, Chairman, President, and non-employee director compensation, provide competitive assessments of executive compensation, review the company’s long-term incentives as well as the long-term incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices, and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2021, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services it might provide to the company, fees received from the company as a percentage of Semler Brossy’s total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives, and long-term incentives are the key compensation elements for achieving the company’s objectives. The adjustments summarized below were made to base salary, annual cash incentives, and long-term incentives of the named executive officers in 2021. The column for long-term incentive increases includes one-time grants awarded in recognition of the importance of integration execution over the next several years.

Executive	Compensation Adjustments
	Base Salary $ Increase	Increase in Bonus Target (% of salary)	LTI $ Increase*	Reason for Adjustments

Walter W. Bettinger II	—	—	$2,850,000	• To reward and recognize accomplishments as CEO

Peter B. Crawford	$25,000	—	$2,750,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Joseph R. Martinetto	$37,000	10%	$5,000,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Richard A. Wurster	$200,000	75%	$7,000,000**	• Increase in responsibilities • Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Charles R. Schwab	—	—	$600,000	• To reward and recognize accomplishments as Chairman

*	Reflects one-time grants awarded in recognition of the importance of execution of the integration of TD Ameritrade.

**	Includes the promotional grant of $5.0 million of time-vested RSUs Mr. Wurster received on October 25, 2021.

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts in the Executive Summary above, executive officers receive a small percentage of their overall compensation in base salary. The Compensation Committee approved the base salaries listed below effective March 1, 2021. For Mr. Wurster, the Compensation Committee approved a $75,000 increase effective March 1, 2021 and a $125,000 increase effective October 15, 2021 upon his promotion to President in recognition of the increase in his responsibilities.

Executive	2021 Base Salary Effective March 1, 2021, except as noted

Walter W. Bettinger II	$1,400,000

Peter B. Crawford	$625,000

Joseph R. Martinetto	$765,000

Richard A. Wurster	$750,000	*

Charles R. Schwab	$750,000

*	Reflects base salary effective October 15, 2021.

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2021, the Compensation Committee established the performance criterion, set performance goals, and approved a target bonus award, expressed as a percentage of salary, for each named executive officer. For Mr. Wurster, the Compensation Committee approved a 25% increase from 175% to 200% in January 2021 and a 50% increase from 200% to 250% effective October 15, 2021 upon his promotion to President. The bonus amount associated with increasing Mr. Wurster’s target due to his promotion was paid outside of the Corporate Executive Bonus Plan and is reported in the Bonus column of the Summary Compensation Table.

In 2022, the Compensation Committee reviewed performance, certified the achievement of performance goals, and determined bonus awards based on the approved target percentage, which is applied to salary earned during the performance period by each named executive officer. The Compensation Committee approved the following annual incentives for 2021:

Executive	2021 Target Cash Incentive (%)	2021 Target Cash Incentive ($)*	2021 Actual Cash Incentive ($)

Walter W. Bettinger II	375%	$5,250,000	$7,172,550

Peter B. Crawford	200%	$1,242,146	$1,697,019

Joseph R. Martinetto	235%	$1,784,091	$2,437,425

Richard A. Wurster**	250%	$1,360,537	$1,858,764

Charles R. Schwab	250%	$1,875,000	$2,561,625

*	Target cash incentive equals base salary earned for 2021 multiplied by target cash incentive percentage approved by the Compensation Committee for each executive.

**	In October 2021, Mr. Wurster’s 2021 target cash incentive increased from 200% to 250% effective October 15, 2021 upon his promotion to President. His 2021 target cash incentive is calculated based on his base salary earned from January 1st to October 14th multiplied by 200% and his base salary earned from October 15th to December 31st multiplied by 250%. For Mr. Wurster, $1,748,840 of his 2021 actual cash incentive was paid pursuant to the Corporate Executive Bonus Plan and $109,924 was paid outside of the Corporate Executive Bonus Plan in connection with his promotion. For his target cash incentive, $1,280,077 was pursuant to the Corporate Executive Bonus Plan and $80,460 was outside of the Corporate Executive Bonus Plan.

Adjusted diluted EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes adjusted diluted EPS provides a comprehensive measure of the company’s profitability and focuses executives on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, adjusted diluted EPS is defined as the fully diluted EPS for net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax fully diluted per share impact of (i) acquisition-related costs and (ii) amortization of acquired intangible assets, as defined by the company’s Use of Non-GAAP Financial Measures Policy and supported by the company’s policy guidance defining acquisition-related costs. Adjusted diluted EPS is subject to further categories of adjustments and exclusions for unusual items approved by the Compensation Committee at the time the performance criterion was established. Adjusted diluted EPS goals were summarized in a matrix with potential payouts ranging from 50% to 200% of the target bonus award, with a 100% payout assigned to the adjusted diluted EPS goal set by the Compensation Committee based on achieving the company’s financial plan approved by the board. Achieving adjusted diluted EPS of less than 50% of the target adjusted diluted EPS goal would result in no bonus payment;

achieving adjusted diluted EPS between 50% and 100% of the target EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving adjusted diluted EPS of more than the target adjusted diluted EPS goal would result in a payout of between 100% and 200% of the target bonus award. The threshold of 50% of target adjusted diluted EPS was adopted to establish the minimum level of achievement for a bonus payment, and a cap on bonus payout was set at 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

In 2021, the target adjusted diluted EPS goal was set at $2.3789; the maximum payment was 200% of the target bonus award for adjusted diluted EPS of $4.7578 or higher; and the minimum payment was 50% of the target bonus award for adjusted diluted EPS of $1.18945. The target EPS goal of $2.3789 was set to result in a payout of 100% of the target bonus award for performance in line with the company’s financial plans approved by the board. For 2021, the Compensation Committee approved payouts based on adjusted diluted EPS of $3.25. For reconciliation of the non-GAAP financial measure adjusted diluted EPS, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 58 – 59 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile. The Compensation Committee did not apply negative discretion to reduce the cash incentive award for any individual named executive officer and approved funding at 136.62% of target for each of the named executive officers.

Long-Term Incentives

At its January 2021 meeting, the Compensation Committee approved equity awards with a grant date of March 1, 2021 for the named executive officers pursuant to the 2013 Stock Incentive Plan. Of the total target equity awards granted, 40% was granted in stock options and 60% was granted in PBRSUs to align the incentives of executives with the long-term interests of stockholders.

For 2021, the Compensation Committee approved the long-term incentives summarized below, which include one-time awards granted to maintain stability within the leadership team throughout the integration of TD Ameritrade. The one-time awards were approved with the annual equity awards and have the same vesting schedule and performance conditions.

In addition, the Compensation Committee granted Mr. Wurster a $5.0 million promotional grant of time-vested RSUs with a grant date of October 25, 2021. The RSUs granted to Mr. Wurster vest 25% on each of the first, second, third, and fourth anniversary of the grant date, provide for accelerated vesting in the event of death, disability, a change-in-control or retirement, and provide for pro-rated accelerated vesting following a termination under the Charles Schwab Severance Pay Plan (Severance Plan).

Executive	2021 PBRSUs ($)	2021 Stock Options ($)	2021 Total LTI ($)

Walter W. Bettinger II	$8,010,000	$5,340,000	$13,350,000

Peter B. Crawford	$2,550,000	$1,700,000	$4,250,000

Joseph R. Martinetto	$4,950,000	$3,300,000	$8,250,000

Richard A. Wurster	$1,860,000	$1,240,000	$8,100,000	*

Charles R. Schwab	$2,700,000	$1,800,000	$4,500,000

*	Includes Mr. Wurster’s $5.0 million promotional grant of time-vested RSUs granted on October 25, 2021.

Stock Options

The Compensation Committee approved stock options to be granted on March 1, 2021 vesting 25% annually over four years. The stock options provide for accelerated vesting due to a change in control, death or disability, or retirement, and the amounts associated with accelerated vesting are included in the Termination and Change in Control Benefits Table. The stock options also provide for accelerated vesting on awards that would otherwise vest during the severance period following termination under the Severance Plan and the value of awards subject to the accelerated vesting is included in the Termination and Change in Control Benefits Table.

PBRSUs

The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2021 to December 31, 2023. The main features of the 2021 PBRSUs are summarized below.

Feature	Comments

Grant Date	• March 1, 2021

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for the performance period has been met

Performance Period	• January 1, 2021 to December 31, 2023

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The Compensation Committee approved a performance goal based on ROTCE and COE with potential payouts ranging from 100% to 200% of the target shares granted. Where ROTCE divided by COE equals at least one and no more than two, 100% of target shares are paid. Where ROTCE divided by COE is less than one, the target shares are forfeited. Where ROTCE divided by COE is more than two, the target shares are paid out in a range from 100% to 200% of target. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

The Compensation Committee selected the performance measure of ROTCE because it incorporates the capital position of the company absent the effects of goodwill, acquired intangible assets, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock. The performance goal of ROTCE equaling or exceeding COE reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited.

For 2021, ROTCE is defined as adjusted net income available to common stockholders for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Adjusted net income available to common stockholders equals net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax impact of (i) acquisition-related costs and (ii) amortization of acquired intangible assets as defined by the Corporation’s Use of Non-GAAP Financial Measures Policy and supported by the Corporation’s policy guidance defining acquisition-related costs. Tangible common stockholders’ equity equals total stockholders’ equity calculated in accordance with GAAP, minus the sum of (i) preferred stock, (ii) goodwill, (iii) acquired intangible assets and (iv) deferred tax liabilities related to goodwill and acquired intangible assets. The calculation of ROTCE is subject to further categories of adjustments and exclusions for unusual items approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model, which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Compensation Committee excludes losses from any unusual or non-recurring items, including but not limited to charges, or costs associated with reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation, or currency or commodity fluctuations, and the effects of changes in applicable laws, regulations or accounting principles, and any other unusual or non-recurring losses, provided that such items are not already taken into account in the normal calculation of ROTCE.

The PBRSUs provide for accelerated vesting and payment of target awards due to a change in control, death or disability. The PBRSUs also provide for continued vesting following termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The values of awards subject to these accelerated vesting and continued vesting provisions are included in the Termination and Change in Control Benefits Table.

Vesting of PBRSUs for the Performance Period Ending December 31, 2021

In January 2019, the Compensation Committee approved the grant of performance-based equity awards with cliff-vesting and a three-year performance period ending December 31, 2021, subject to the Compensation Committee certifying achievement of the applicable performance goals. The Compensation Committee chose ROCE compared to COE as the performance criterion for these equity awards, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. Shares are earned at target when ROCE divided by COE is at least one and no more than two. Shares are earned above target when ROCE divided by COE is greater than two. For PBRSUs vesting based on the three-year performance period ending December 31, 2021, the Compensation Committee determined the performance goal was met and approved payouts based on ROCE of 18.99% and COE of 6.85%, exceeding target performance at 277.32% and resulting in a payout above target at 138.65%. The Compensation Committee determined the achievement of the performance goals excluding 2019 charges related to the acquisition of the wealth management business of USAA Investment Management Company and acquisition of TD Ameritrade and with adjustments for 2020 and 2021 for acquisition and integration-related costs, amortization of acquired intangible assets, and the tax impacts of these adjustments in the calculation of net income available to common stockholders, and adjustments for 2020 and 2021 for goodwill, acquired intangible assets, and deferred tax liabilities related to goodwill and acquired intangible assets in the calculation of total stockholders’ equity. The Compensation Committee certified the following achievement of performance goals for 2021:

Grant Year	Performance Goal	Performance Period	ROCE	COE	Performance Goal Met	Payout

2019	ROCE greater than or equal to COE	January 1, 2019 to December 31, 2021	18.99%	6.85%	Exceeded	138.65% of Target

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee previously approved certain benefits for Mr. Bettinger, including a car service for commuting purposes, which he has not used, parking, and use of fractionally-owned aircraft consistent with company policies.

For named executive officers, the company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives, or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the Severance Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the Severance Plan, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement, as described in the narrative to the Summary Compensation Table.

COMPENSATION POLICIES

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, RSUs, and PBRSUs are included in determining ownership levels, but stock options are not. The Compensation Committee monitors compliance with the stock ownership guidelines and may take compensation related action if the target ownership levels are not met within five years. For 2021, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading and Certain Types of Hedging Activity

Speculative trading in the company’s stock, including short term trading, is prohibited. The company’s policies prohibiting speculative trading apply to employees (including officers) and non-employee directors and prohibit certain types of hedging activities, including selling short, buying options to open a position, and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time the Compensation Committee or the independent directors take action. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results from material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong overall support of the stockholders, who approved the company’s advisory say-on-pay proposal by approximately 94% at the 2021 Annual Meeting of Stockholders, and believes this vote reflects broad support of our compensation program and policies.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, members of our investor relations and legal teams meet with stockholders, and the Compensation Committee takes into consideration stockholder views regarding executive compensation.

Given the nature of the feedback received through stockholder engagement and the results of our 2021 say-on-pay vote, the Compensation Committee determined that the executive compensation program should remain generally consistent. In addition, members of our investor relations and legal teams met with stockholders who provided feedback on a variety of topics, including corporate governance, workforce diversity, and environmental and social matters.

Risk Assessment

The Compensation Committee reviewed the annual report by the company’s Human Resources and Corporate Risk Management Departments on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings and balancing methods for incentive compensation plans, changes in incentive compensation plans and programs made in 2021, bank product incentives, and enhancements to the incentive compensation risk management program. The annual report identified the following risk-mitigating compensation practices currently in place:

•	A balanced mix of compensation components (i.e., base salary, annual cash incentives, and long-term incentives),

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	payments may be subject to adjustment based on risk management factors,

•	performance goals based on financial plans approved by the board,

•	caps on annual incentive opportunities,

•	a four-year vesting period for stock options and RSUs with limited opportunities for accelerated vesting,

•	a three-year performance period and cliff-vesting for PBRSUs with limited opportunities for accelerated vesting, and

•	meaningful executive stock ownership guidelines.

The annual report also identified the following risk-mitigating oversight practices currently in place:

•	approval of executive compensation by an independent board committee with advice from an independent compensation consultant,

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer,

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans,

•	a committee of senior management overseeing the company’s incentive compensation risk management program and reporting directly to the Compensation Committee,

•	risk management performance assessments for covered employees as defined in the 2010 Guidance on Sound Incentive Compensation Policies, and

•	monitoring of incentive compensation plan results to identify emerging risks and recommend modifications and balancers, as appropriate.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Managing Director and Chief Risk Officer regarding consistency with the company’s financial plan, strategic objectives, and risk profile.

Internal Revenue Code Section 162(m)

Historically, the company’s compensation plans were structured so that compensation would be performance-based and deductible under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)), with the Compensation Committee approving compensatory arrangements that were not deductible under Section 162(m) based on business needs. The Tax Cuts and Jobs Act enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) one million dollar deduction limit, with an exception for certain agreements in effect on November 2, 2017 (the 162(m) Grandfather). The company intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the 162(m) Grandfather.

COMPENSATION DECISIONS MADE FOR 2022

2022 Compensation for the Chief Executive Officer

In 2022, the Compensation Committee approved a $100,000 increase in base salary and a $3,650,000 increase in target long-term incentives for Mr. Bettinger to recognize his accomplishments as CEO, including the substantial growth in the company and managing the company through the Covid-19 pandemic. The Compensation Committee considered the size and scale of the company following recent acquisitions – $8.1 trillion in client assets across more than 33 million brokerage accounts; almost $19.0 billion in revenues and $6.0 billion in earnings – as well as maintaining leadership stability during integration. The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our company by focusing on serving clients, operating in a disciplined manner, and building a leadership team for the future. The increase in Mr. Bettinger’s long-term incentive grant reinforces the importance of the successful execution of Schwab’s strategy in the years to come.

2022 Annual Cash Incentives

In 2022, the Compensation Committee considered performance criteria for 2022 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by adjusted diluted EPS and set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan approved by the board. Adjusted diluted EPS is defined as the fully diluted EPS for net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax fully diluted per share impact of (i) acquisition-related costs and (ii) amortization of acquired intangible assets, as defined by the company’s Use of Non-GAAP Financial Measures Policy and supported by the company’s policy guidance defining acquisition-related costs.

2022 Long-Term Incentives

In 2022, the Compensation Committee approved long-term equity awards of 40% stock options and 60% PBRSUs under the 2013 Stock Incentive Plan to align the long-term incentives of the executives with the long-term interests of the stockholders. These equity awards were granted on March 1, 2022. The stock options will vest 25% annually over four years. The PBRSUs will have cliff-vesting based on the three-year performance period from January 1, 2022 to December 31, 2024. The main features of the 2022 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2022

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2022 to December 31, 2024

Dividend Equivalent Payments

• Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

• If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The Compensation Committee selected the performance measure of ROTCE divided by COE as it incorporates the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. For 2022, ROTCE is defined as adjusted net income available to common stockholders for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Adjusted net income available to common stockholders equals net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax impact of (i) acquisition-related costs and (ii) amortization of acquired intangible assets. Tangible common stockholders’ equity equals total stockholders’ equity calculated in accordance with GAAP, minus the sum of (i) preferred stock, (ii) goodwill, (iii) acquired intangible assets and (iv) deferred tax liabilities related to goodwill and acquired intangible assets.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Paula A. Sneed, Chair

Brian M. Levitt, Vice Chair

Joan T. Dea

Frank C. Herringer

2021 CEO PAY RATIO

The following is a reasonable estimate, calculated in accordance with SEC rules, of the ratio of the 2021 annual total compensation of the company’s median employee to the 2021 annual total compensation of Mr. Bettinger, the Chief Executive Officer:

•	the annual total compensation of the median employee, calculated in accordance with Summary Compensation Table rules, was $109,269;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $21,938,404; and

•	the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 201 to 1.

For 2021, the company selected a new median employee because it experienced a change in its employee population as a result of the TD Ameritrade Acquisition, which was completed in October 2020.

To identify the company’s median employee in 2021, the company used internal records to determine the employee population as of December 31, 2021, which equaled 31,449 individuals, including full-time, part-time, temporary and seasonal employees. Of the 31,449 individuals represented on our compensation and benefits platforms, 31,401 were employed in the United States and 48 outside the United States. The company’s 48 non-U.S. employees accounted for less than 5% of the total employee population and were excluded from the analysis. Such employees were located in: Hong Kong (28 employees); Singapore (eleven employees); India (one employee); and the United Kingdom (eight employees).

The company used the taxable Medicare wages as reflected in the Company’s payroll records as reported to the Internal Revenue Service on Forms W-2 Box 5 (Taxable Medicare Wages) as the consistently applied compensation measure. The company’s payroll records were used to calculate total Taxable Medicare Wages compensation for each of the 31,400 employees, other than the CEO and non-U.S. employees identified as excluded above. The median employee was then identified by consistently applying this compensation measure to all employees included in the analysis.

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, Chief Executive Officer, Peter B. Crawford, Managing Director, Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2021.

2021 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION[4] ($)	ALL OTHER COMPEN- SATION[5] ($)	TOTAL ($)

Walter W. Bettinger II Chief Executive Officer	2021 2020 2019	1,400,000 1,383,333 1,300,000	— — —	8,010,000 6,300,000 5,000,000	5,340,000 4,200,000 5,000,000	7,172,550 4,060,256 4,785,787	15,854 15,604 15,354	21,938,404 15,959,193 16,101,141

Peter B. Crawford Managing Director, Executive Vice President and Chief Financial Officer	2021 2020 2019	621,073 587,500 516,667	— — —	2,550,000 900,000 625,000	1,700,000 600,000 625,000	1,697,019 919,672 887,620	15,412 15,080 14,774	6,583,504 3,022,252 2,669,061

Joseph R. Martinetto Managing Director, Senior Executive Vice President and Chief Operating Officer	2021 2020 2019	759,188 723,333 700,000	— — —	4,950,000 1,950,000 1,625,000	3,300,000 1,300,000 1,625,000	2,437,425 1,273,844 1,443,099	15,554 15,273 15,023	11,462,167 5,262,450 5,408,122

Richard A. Wurster President	2021	640,038	109,924	6,860,000	1,240,000	1,748,840	15,357	10,614,159

Charles R. Schwab[6] Chairman	2021 2020 2019	750,000 741,667 700,000	— — —	2,700,000 2,340,000 1,850,000	1,800,000 1,560,000 1,850,000	2,561,625 1,451,256 1,717,975	14,998 14,732 14,482	7,826,623 6,107,655 6,132,457

(1)	The amounts shown in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for the named executive officer who received a promotion after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which is the date on which all the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2021 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $16,020,000 for Mr. Bettinger; $5,100,000 for Mr. Crawford; $9,900,000 for Mr. Martinetto; $3,720,000 for Mr. Wurster; and $5,400,000 for Mr. Schwab.

PBRSUs awarded in 2021, 2020 and 2019 vest only upon satisfaction of the performance conditions of those awards. For the 2021, 2020 and 2019 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated

Financial Statements—Note 2. Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan.

(5)	The amounts shown in this column for 2021 include $14,750 for each named executive officer for employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2021 GRANTS OF PLAN-BASED AWARDS TABLE

NAME	GRANT DATE	DATE OF ACTION IF NOT GRANT DATE[1]	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK[4] (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[5] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)[6]
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Walter W. Bettinger II	1/26/2021 3/1/2021 3/1/2021	— 1/26/2021 1/26/2021	2,625,000 — —	5,250,000 — —	10,500,000 — —	— — —	— 125,648 —	— 251,296 —	— — —	— — 271,618	— — 64.10	— 8,010,000 5,340,000

Peter B. Crawford	1/26/2021 3/1/2021 3/1/2021	— 1/26/2021 1/26/2021	621,072 — —	1,242,146 — —	2,484,291 — —	— — —	— 40,000 —	— 80,000 —	— — —	— — 86,470	— — 64.10	— 2,550,000 1,700,000

Joseph R. Martinetto	1/26/2021 3/1/2021 3/1/2021	— 1/26/2021 1/26/2021	892,045 — —	1,784,091 — —	3,568,182 — —	— — —	— 77,648 —	— 155,296 —	— — —	— — 167,854	— — 64.10	— 4,950,000 3,300,000

Richard A. Wurster	1/26/2021 3/1/2021 3/1/2021 10/25/2021	— 1/26/2021 1/26/2021 —	640,038 — — —	1,280,077 — — —	2,560,153 — — —	— — — —	— 29,177 — —	— 58,354 — —	— — — 59,931	— — 63,073 —	— — 64.10 —	— 1,860,000 1,240,000 5,000,000

Charles R. Schwab	1/26/2021 3/1/2021 3/1/2021	— 1/26/2021 1/26/2021	937,499 — —	1,875,000 — —	3,750,000 — —	— — —	— 42,353 —	— 84,706 —	— — —	— — 91,557	— — 64.10	— 2,700,000 1,800,000

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 26, 2021 grant date for each named executive officer, the range of possible payouts for annual cash incentive awards granted in 2021 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2021 performance under this plan are shown in the “non-equity incentive plan compensation” column of the Summary Compensation Table. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROTCE divided by COE for the three-year performance period ending December 31, 2022 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	This RSU award to Mr. Wurster was approved on October 25, 2021 with a grant date of October 25, 2021. It was granted under the 2013 Stock Incentive Plan and vests in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(6)	Represents the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the option awards approved on January 26, 2021 with a grant date of March 1, 2021, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on March 1, 2021 was $19.66. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 1, 2021, which was $63.75.

For the RSU award to Mr. Wurster, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of October 25, 2021, which was $83.43.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2021, the Compensation Committee increased the base salary for Mr. Crawford by $25,000 (4%), for Mr. Martinetto by $37,000 (5%), and for Mr. Wurster by $200,000 (36%).

Annual Cash Incentives

In 2021, the Compensation Committee increased Mr. Martinetto’s annual cash incentive from 225% to 235% of base salary and increased Mr. Wurster’s annual cash incentive from 175% to 250% of base salary. The Compensation Committee made no other adjustments to annual cash incentive targets for the named executive officers in 2021.

Long-Term Incentives

In 2021, the Compensation Committee increased the annual long-term incentive awards for Mr. Bettinger by $2,850,000, for Mr. Crawford by $2,750,000, for Mr. Martinetto by $5,000,000, for Mr. Wurster by $7,000,000, and for Mr. Schwab by $600,000.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003, and stockholders approved the annual bonus provision contained in the employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive, and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump-sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1.0 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed, or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2.0 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2021 TERMINATION AND CHANGE IN CONTROL BENEFITS TABLE

NAME	EVENT[1]	SALARY AND BONUS ($)		EARLY VESTING OF STOCK OPTIONS[2] ($)		EARLY OR CONTINUED VESTING OF RESTRICTED STOCK UNITS[2] ($)		OTHER ($)		TOTAL ($)

Walter W. Bettinger II	Termination under Severance Plan	1,654,878	[3]	26,705,788	[4]	36,015,657	[4]	25,366	[5]	64,401,689
	Change in control	—		26,705,788	[6]	36,015,657	[6]	—		62,721,445
	Death or disability	—		26,705,788	[6]	36,015,657	[6]	—		62,721,445
	Retirement or voluntary resignation	—		26,705,788	[4]	36,015,657	[4]	—		62,721,445

Peter B. Crawford	Termination under Severance Plan	738,780	[3]	3,151,991	[7]	3,413,030	[7]	25,366	[5]	7,329,168
	Change in control	—		4,560,882	[6]	6,777,030	[6]	—		11,337,912
	Death or disability	—		4,560,882	[6]	6,777,030	[6]	—		11,337,912

Joseph R. Martinetto	Termination under Severance Plan	904,272	[3]	10,129,565	[4]	14,600,096	[4]	25,722	[5]	25,659,656
	Change in control	—		10,129,565	[6]	14,600,096	[6]	—		24,729,662
	Death or disability	—		10,129,565	[6]	14,600,096	[6]	—		24,729,662
	Retirement or voluntary resignation	—		10,129,565	[4]	14,600,096	[4]	—		24,729,662

Richard A. Wurster	Termination under Severance Plan	569,235	[3]	1,268,001	[7]	251,543[7]		15,005[5]		2,103,783
	Change in control	—		3,752,762	[6]	9,541,061	[6]	—		13,293,823
	Death or disability	—		3,752,762	[6]	9,541,061	[6]	—		13,293,823

Charles R. Schwab	Termination without cause	9,934,875	[8]	9,749,221	[9]	12,996,478	[4]	81,119,861	[10]	113,800,435
	Change in control	—		9,749,221	[6]	12,996,478	[6]	—		22,745,699
	Death	3,750,000	[11]	9,749,221	[6]	12,996,478	[6]	80,050,680	[12]	106,546,379
	Disability	2,250,000	[13]	9,749,221	[6]	12,996,478	[6]	80,050,680	[12]	105,046,379
	Resignation following a change in control	2,812,500	[14]	9,749,221	[6]	12,996,478	[6]	80,050,680	[12]	105,608,879
	Retirement or voluntary resignation	2,812,500	[14]	9,749,221	[4]	12,996,478	[4]	80,050,680	[12]	105,608,879

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2021).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Severance Plan, and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2021, Mr. Bettinger, Mr. Martinetto, and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements contain provisions for accelerated vesting and payment of target awards due to a change in control, death or disability. These accelerated amounts are included in the amounts shown for “change in control” or “death or disability.” PBRSU award agreements contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2021 ($84.10), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 31, 2021 ($84.10), multiplied by the number of shares subject to accelerated vesting. For the 2019 PBRSUs with the performance period ending December 31, 2021, the amount is based on $84.10 multiplied by the number of shares granted at 138.65% of the target based on the achievement of performance goals. For the 2020 and 2021 PBRSUs, the amounts are based on $84.10 multiplied by the target number of shares that would vest to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability, or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at December 31, 2021 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options and RSUs vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death, or disability.

(7)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested during the severance period after termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(8)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2021 rate of $750,000) and bonus (at 2021 cash incentive of $2,561,625 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(9)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(10)	Under Mr. Schwab’s employment and license agreements, includes annual installments of $5,336,712 (which represents $2.0 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $1,069,181.

(11)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2021 rate of $750,000).

(12)	Under Mr. Schwab’s license agreement, represents annual installments of $5,336,712 for 15 years payable to Mr. Schwab or his estate.

(13)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2021 rate of $750,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2021 Summary Compensation Table and is not an additional expense to the company.

(14)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $46,875 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2021 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the Severance Plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes eligible for severance benefits under the Severance Plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period, will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2021

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Walter W. Bettinger II	464,629 324,924 214,422 202,593 90,439	71,474 202,594 271,319 271,618	[2] [3] [4] [5]	26.39 42.99 52.05 46.81 41.98 64.10	3/1/2026 3/1/2027 3/1/2028 3/1/2029 3/2/2030 3/1/2031	148,226	[9]	12,465,807	280,022[10,11]	23,549,850

Peter B. Crawford	17,292 14,963 22,910 29,977 28,670 11,191 23,825 25,324 12,920	7,942 25,325 38,760 86,470	[2] [3] [4] [5]	23.12 28.44 34.70 26.39 42.99 39.70 52.05 46.81 41.98 64.10	11/1/2023 11/3/2024 8/3/2025 3/1/2026 3/1/2027 6/1/2027 3/1/2028 3/1/2029 3/2/2030 3/1/2031	18,529	[9]	1,558,289	62,054[10,11]	5,218,741

Joseph R. Martinetto	53,605 18,455 65,843 27,993	17,869 6,152 65,843 83,980 167,854	[2] [6] [3] [4] [5]	52.05 50.41 46.81 41.98 64.10	3/1/2028 4/2/2028 3/1/2029 3/2/2030 3/1/2031	48,173	[9]	4,051,349	125,431[10,11]	10,548,747

Richard A. Wurster	20,486 14,868 26,069 9,474	4,956 26,069 28,425 63,073	[7] [8] [4] [5]	44.42 46.39 41.63 41.98 64.10	11/1/2027 11/1/2028 6/3/2029 3/2/2030 3/1/2031	68,099	[12,13,14]	5,727,126	45,350[10,11]	3,813,935

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Charles R. Schwab	121,066 77,640 72,047 71,226 67,386 62,345 180,506 179,857 126,147 82,195 74,959 33,591	27,399 74,960 100,776 91,557	[2] [3] [4] [5]	16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05 46.81 41.98 64.10	3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 3/1/2029 3/2/2030 3/1/2031	54,844[9]	4,612,380	99,692[10,11]	8,384,097

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2021 based on the closing price of a share of common stock of $84.10 on December 31, 2021.

(2)	These non-qualified stock options were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options were approved on January 29, 2020 under the 2013 Stock Incentive Plan with a grant date of March 2, 2020 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options were approved on January 26, 2021 under the 2013 Stock Incentive Plan with a grant date of March 1, 2021 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These non-qualified stock options were approved on October 25, 2018 under the 2013 Stock Incentive Plan with a grant date of November 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These non-qualified stock options were approved on April 30, 2019 under the 2013 Stock Incentive Plan with a grant date of June 3, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	Includes PBRSU awards that were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. The shares underlying the PBRSU awards granted on March 1, 2022 were paid based on an achievement of performance goals of 138.65% as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2022	148,227

Peter B. Crawford	3/1/2022	18,529

Joseph R. Martinetto	3/1/2022	48,174

Charles R. Schwab	3/1/2022	54,844

(10)	Includes PBRSU awards that were approved on January 29, 2020 under the 2013 Stock Incentive Plan with a grant date of March 2, 2020 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROTCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/2/2023	154,374

Peter B. Crawford	3/2/2023	22,054

Joseph R. Martinetto	3/2/2023	47,783

Richard A. Wurster	3/2/2023	16,173

Charles R. Schwab	3/2/2023	57,339

(11)	Includes PBRSU awards that were approved on January 26, 2021 under the 2013 Stock Incentive Plan with a grant date of March 1, 2021 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROTCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2024	125,648

Peter B. Crawford	3/1/2024	40,000

Joseph R. Martinetto	3/1/2024	77,648

Richard A. Wurster	3/1/2024	29,177

Charles R. Schwab	3/1/2024	42,353

(12)	Includes time-based RSUs that were approved on October 25, 2018 under the 2013 Stock Incentive Plan with a grant date of November 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Richard A. Wurster	11/1/2022	2,186

(13)	Includes time-based RSUs that were approved on April 30, 2019 under the 2013 Stock Incentive Plan with a grant date of June 3, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Richard A. Wurster	6/3/2022	2,991

	6/3/2023	2,991

(14)	Includes time-based RSUs that were approved and granted on October 25, 2021 under the 2013 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Richard A. Wurster	10/25/2022	14,982

	10/25/2023	14,983

	10/25/2024	14,983

	10/25/2025	14,983

2021 OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)[1]	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)[2]

Walter W. Bettinger II	521,535	26,136,949	97,047	6,186,746

Peter B. Crawford	27,500	1,631,695	11,581	747,125

Joseph R. Martinetto	507,097	19,287,227	32,595	2,116,096

Richard A. Wurster	49,528	1,519,287	7,440	590,747

Charles R. Schwab	871,306	45,165,009	37,202	2,371,628

(1)	The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME[1]	PLAN	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR[2] ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR[3] ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END ($)

Walter W. Bettinger II	DCP2	—	7,904	—	20,937,128	[4]

Peter B. Crawford	DCP2	—	430,963	—	2,926,366

Charles R. Schwab	DCP1	—	6,577,438	—	39,938,867	[5]

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Bettinger and Mr. Crawford participate in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2) only. No named executive officers participating in the deferred compensation plans made contributions to the deferred compensation plans in 2021. Mr. Martinetto and Mr. Wurster did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Bettinger, includes executive contributions of $19,746,990 of compensation previously reported as compensation to Mr. Bettinger in the Summary Compensation Table for prior years (2014 – 2017) and aggregate plan earnings of $1,190,138.

(5)	For Mr. Schwab, includes executive contributions of $6,513,138 of compensation previously reported as compensation in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $33,425,729.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2021 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2021

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1]	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity compensation plans approved by stockholders	25.22[2]	$25.04	88.10[3]

Equity compensation plans not approved by stockholders	—	—	—

Total[4]	25.22	$25.04	88.10

(1)	The weighted-average exercise price does not take into account awards that have no exercise price, such as RSUs and PBRSUs.

(2)	Consists of shares of common stock underlying: 16,925,379 stock options outstanding under the company’s 2004 and 2013 Stock Incentive Plans; 6,726,407 RSUs outstanding under the company’s 2013 Stock Incentive Plan; and 1,569,826 unearned PBRSUs awarded under the 2013 Stock Incentive Plan (assuming the achievement of target performance with respect to each applicable performance metric such that 100% of the target PBRSUs are earned). The number of shares to be issued pursuant to such PBRSUs, if any, will be determined following completion of the relevant performance period.

(3)	Consists of 57,975,072 shares of common stock (including shares underlying stock options, stock appreciation rights, restricted stock, RSUs, performance stock, PBRSUs, performance units, and other stock awards) that may be awarded under the 2013 Stock Incentive Plan and 30,127,709 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2021 (348,607 shares were subsequently purchased at the end of this offering period).

(4)	Does not include equity awards granted under the TD Ameritrade Holding Corporation Long-Term Incentive Plan (the TD Ameritrade Plan) that were assumed by the company in connection with the TD Ameritrade Acquisition. As of December 31, 2021, there were 400,000 stock options, with a weighted average exercise price of $25.81, and 1,023,911 RSUs outstanding under the TD Ameritrade Plan.

PROPOSAL FIVE:

APPROVAL OF 2022 STOCK INCENTIVE PLAN

The Board has approved the 2022 Stock Incentive Plan, subject to stockholder approval. The company is requesting approval of the 2022 Stock Incentive Plan because its current plan, the 2013 Stock Incentive Plan, expires in March 2023. Approval of the 2022 Stock Incentive Plan will permit the company to meet its long-term incentive needs without disrupting the company’s normal granting practices. If approved by stockholders, the 2022 Stock Incentive Plan will be the sole plan for future awards, and no further awards will be made under the 2013 Stock Incentive Plan.

All employees, non-employee directors and consultants will be eligible to participate in the 2022 Stock Incentive Plan. As with the predecessor plans, the purpose of the 2022 Stock Incentive Plan is to promote the long-term success of the company and increase stockholder value by:

•	Recruiting, motivating, and retaining the caliber of employees and non-employee directors (and in certain instances consultants) essential for achievement of the company’s success,

•	Linking the interests of employees, non-employee directors and consultants directly to stockholder interests, and

•	Encouraging employees, non-employee directors and consultants to focus on long-term objectives.

The company is requesting 160.0 million shares for the 2022 Stock Incentive Plan. The 160.0 million shares include approximately 58.0 million shares currently available for issuance under the 2013 Stock Incentive Plan and an additional 102.0 million shares to provide for the company’s long-term incentives. The 2022 Stock Incentive Plan also provides for the issuance of up to 150.0 million additional shares from outstanding awards from predecessor stock incentive plans that are forfeited or cancelled or that are reacquired by the company, e.g., shares withheld for taxes, following the approval of the 2022 Stock Incentive Plan.

When considering the number of shares to reserve for issuance under the 2022 Stock Incentive Plan, the Compensation Committee reviewed potential dilution to the company’s current stockholders from the proposed share reserve as measured by historical burn rate and overhang, and cost of the shares reserved.

•

Historical Burn Rate. Burn rate measures the number of shares granted in equity awards each year and shows how fast a company is using share reserves. It was calculated using the outstanding equity awards times a multiplier based on volatility divided by the weighted-average shares of common stock outstanding during the year. The burn rate was 0.55% for fiscal 2021, 1.11% for fiscal 2020, and 0.76% for fiscal year 2019. The company’s three-year average burn rate was 0.81% for the period ending in fiscal 2021.

•

Year-End Fiscal 2021 Overhang with 160.0 Million Shares Reserved for Issuance. Overhang measures the total number of (i) shares underlying outstanding options and awards as of year-end fiscal 2021 plus (ii) the 160.0 million shares requested to be reserved for issuance under the 2022 Stock Incentive Plan divided by the sum of total shares of common stock outstanding as of year-end fiscal 2021 plus (i) and (ii). The overhang was approximately 4.5% as of year-end fiscal 2021.

•

Cost to Stockholders. This measurement of stockholders’ equity transferred to employees as options are exercised and/or restrictions on awards lapse is calculated by adding the product of shares and an average award value, and the product of shares underlying outstanding options and awards and an average outstanding award value, and dividing the result by the market value of fully diluted shares. Based on this methodology, the potential cost was 6.9% of the company’s market value.

Stockholder approval of the 2022 Stock Incentive Plan will allow the company to meet its long-term incentive needs for several years. If stockholders do not approve the 2022 Stock Incentive Plan, awards will continue to be made under the existing plan in accordance with its terms until the plan expires in March 2023, including the automatic $185,000 annual equity retainer for non-employee directors.

SUMMARY OF THE 2022 STOCK INCENTIVE PLAN

The following is a summary of the principal features of the 2022 Stock Incentive Plan and its operation. The summary is qualified in its entirety by reference to the 2022 Stock Incentive Plan, a copy of which is attached to this proxy statement as Exhibit C, and which is incorporated by reference.

General Description of the 2022 Stock Incentive Plan

The purposes of the 2022 Stock Incentive Plan are to promote the long-term success of the company and the creation of incremental stockholder value by encouraging non-employee directors, employees and consultants to focus on long-range objectives, encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications, and linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other equity incentives.

The 2022 Stock Incentive Plan permits the grant of stock options, stock appreciation rights (SARs), restricted stock, RSUs, PBRSUs, performance units and other stock awards. The Compensation Committee may also grant other incentives payable in cash under the 2022 Stock Incentive Plan subject to such terms and conditions as it deems appropriate. As of March 18, 2022, the market value of a share of the company’s common stock was $ [xx.xx], based on its closing price on that date.

Administration of the 2022 Stock Incentive Plan

The Compensation Committee administers the 2022 Stock Incentive Plan. The Compensation Committee is responsible for, among other things, approving the aggregate benefits and the individual benefits for executive officers, and recommending benefits for non-employee directors to the board for approval. The Compensation Committee may delegate its authority for certain other matters under the 2022 Stock Incentive Plan in accordance with its terms. Awards are subject to terms and conditions established by the Compensation Committee or its delegates.

Eligibility

Employees, non-employee directors and consultants of the company and its subsidiaries are eligible for awards under the 2022 Stock Incentive Plan. There are approximately 33,400 employees of the company and its subsidiaries and [15] non-employee directors who are eligible for awards under the 2022 Stock Incentive Plan. In addition, consultants to the company and its subsidiaries may be eligible for awards under the 2022 Stock Incentive Plan.

Under the 2022 Stock Incentive Plan, no participant may receive in any fiscal year:

•	stock options and SARs that collectively relate to more than 5.0 million shares, and

•	restricted stock, RSUs, performance stock, PBRSUs and performance units that are subject to the attainment of performance criteria that collectively relate to more than 1.0 million shares, and

•

performance units denominated in cash or other cash awards that are subject to the attainment of performance criteria that could entitle the participant to more than $10.0 million in the aggregate from that year’s awards considering the maximum that could be payable, including for above-target performance.

The Compensation Committee will adjust these annual limits for any stock split, stock dividend, recapitalization or other similar event.

The Compensation Committee selects the participants and establishes the terms and conditions of the awards, in its discretion.

Shares Available for Issuance

The aggregate number of shares of common stock that may be issued under the 2022 Stock Incentive Plan may not exceed:

•	160.0 million shares of common stock, plus

•	Up to 150.0 million shares that would have been returned to predecessor stock incentive plans

•	As a result of awards outstanding on May 17, 2022 that expire, are cancelled or forfeited after May 17, 2022, or

•	Any shares of common stock issued under predecessor stock incentive plans that are reacquired by the company after May 17, 2022.

Shares related to awards under the 2022 Stock Incentive Plan will be deducted from the share limits described above on a one-to-one basis. If there is a lapse, expiration, termination or cancellation of a 2022 Stock Incentive Plan award prior to the issuance of shares related to the award or if shares are issued for an award and thereafter are reacquired by Schwab, the shares related to those awards and the reacquired shares shall be added back to the shares available for issuance under the 2022 Stock Incentive Plan. Awards paid in cash will not count against the share limits described above.

The Compensation Committee will adjust the limit on the number of shares to account for any stock split, stock dividend, recapitalization or other similar event.

Awards

Stock Options

Stock options awarded under the 2022 Stock Incentive Plan provide a right to acquire common stock at an exercise price at least equal to the fair market value of the company’s common stock on the date of grant. Stock options include nonqualified and incentive stock options. Incentive stock options are intended to qualify for special tax treatment. Stock options vest according to a schedule established by the Compensation Committee. The 2022 Stock Incentive Plan permits the payment of the stock option exercise price by cash, check, other shares of common stock (with some restrictions), broker-assisted same-day sales, or any other form of consideration permitted by applicable law. The term of an option cannot exceed ten years. The 2022 Stock Incentive Plan prohibits the repricing of outstanding options.

Stock Appreciation Rights

SARs allow the recipient to receive the appreciation, if any, in the fair market value of the company’s common stock between the grant date and the exercise date, and may be granted in tandem with stock options at the Compensation Committee’s discretion. In addition, the Compensation Committee may substitute SARs for stock options. The Compensation Committee determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or in shares of our common stock. The grant price of free-standing SARs is equal to the fair market value of our common stock on the grant date and the term of any SAR may not exceed ten years. The 2022 Stock Incentive Plan prohibits the repricing of outstanding SARs.

Restricted Stock

Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee. The Compensation Committee sets vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of shares to be released to the employee. Shares of restricted stock that do not vest are subject to a right of repurchase by the company or forfeiture.

Restricted Stock Units

RSUs represent the right to receive shares of the company’s common stock after satisfying the vesting conditions established by the Compensation Committee. RSUs may be settled in cash, stock, or a combination of cash and stock. The Compensation Committee sets vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the employee. The Compensation Committee, in its discretion, may permit or require the participant to defer the receipt of the award.

Performance-Based Awards

Performance-based awards, including among other things units, RSUs and stock, are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved and the awards otherwise vest. The Compensation Committee determines the number of units, RSUs or shares, the performance period and other terms and conditions of these awards, including whether the award is to be paid in cash or common stock.

For performance-based awards, the Compensation Committee will select the participants for the performance period, set the objective performance goal or goals for each participant, define each applicable performance goal, determine the maximum amount payable and threshold level of attainment before any award may be paid (subject to the participant limits described above) and how performance will be measured against a goal.

Awards under the 2022 Stock Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria as set forth in the 2022 Stock Incentive Plan, a copy of which is attached to this proxy statement as Exhibit C.

Performance goals of any of the criteria permitted under the 2022 Stock Incentive Plan also may be measured by changes between years or periods or by reference to relative performance of the company as a whole, part of the company or against a peer group or index.

The 2022 Stock Incentive Plan provides that, in determining whether any performance goals have been satisfied, the Compensation Committee has the discretion to exclude unusual or nonrecurring items (such as charges associated with restructurings of the company). It may also equitably adjust performance goals for a specific year to take into account unusual or one-time events (such as changes in tax law or extraordinary corporate transactions) specified at the time the award’s targets are established.

In addition, the 2022 Stock Incentive Plan provides that the Compensation Committee has complete discretion to reduce the amount of any award, including to zero or to pay all or a portion of an award based on other facts when a performance goal has not been achieved.

Other Awards

In addition, the Compensation Committee may grant other incentives payable in stock and cash under the 2022 Stock Incentive Plan subject to such terms and conditions as it deems appropriate.

Awards to Non-Employee Directors

Upon recommendation by the Compensation Committee and approval of the board, the 2022 Stock Incentive Plan establishes an annual compensation limit of $1.0 million for non-employee directors and $2.0 million for the first calendar year upon joining the board. The $1.0 million annual compensation limit in the 2022 Stock Incentive Plan replaces the automatic $185,000 annual equity retainer for non-employee directors currently granted under the 2013 Stock Incentive Plan to provide flexibility with non-employee director compensation.

Upon recommendation by the Compensation Committee, the board also approved an automatic annual equity retainer for each non-employee director of $215,000 pursuant to the 2022 Stock Incentive Plan, an increase of $30,000 from the $185,000 annual equity retainer for non-employee directors currently granted under the 2013 Stock Incentive Plan. The $215,000 automatic equity grants will be granted 40% in stock options and 60% in RSUs. The number of stock options would be calculated by dividing $86,000 by the fair value of an option as valued by a stock option pricing model on the date of grant and the RSUs would be calculated by dividing $129,000 by the fair market value of a share of common stock on the date of grant. The automatic equity grants to directors vest 25% on the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These awards vest in full upon a director’s death, disability or retirement, which is defined as resignation or removal from the board at any time after attaining age 70 or completing five years of service as a non-employee director. If the 2022 Stock Incentive Plan does not receive stockholder approval, non-employee directors will receive the $185,000 annual equity retainer under the 2013 Stock Incentive Plan for 2022.

The 2022 Stock Incentive Plan also provides that non-employee directors may elect to receive annual cash retainers from the company in the form of nonqualified stock options, restricted stock, RSUs, other stock awards or a combination of them.

Deferral of Awards

Subject to the requirements of section 409A of the Internal Revenue Code, the Compensation Committee may permit or require a participant to have cash or shares that otherwise would be paid under the 2022 Stock Incentive Plan credited to a deferred compensation account. The account may be credited with interest or other forms of investment return, as determined by the Compensation Committee, consistent with the requirements of section 409A of the Internal Revenue Code.

Federal Tax Consequences

Stock Options. When options are granted, there are no federal income tax consequences to the company or the option holder. On the exercise of a nonqualified stock option, the option holder generally will have ordinary income. The amount of the income will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price. The income will be subject to tax withholding. Generally, in the same year that the option holder has income from the option exercise, the company will be able to realize a tax deduction in the amount of that income. In contrast, the exercise of incentive stock options generally will not result in taxable income to the option holder at that time, nor will the company be entitled to a tax deduction. However, the exercise generally will result in an amount that is included in computing the option holder’s alternative minimum taxable income. This amount will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price.

If the holder of an incentive stock option exercises the options, holds the shares for the period required by law, and then sells the shares, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss. If the option holder does not hold the shares for the period required by law, he or she generally will have ordinary income at the time of the sale. The amount of ordinary income will be equal to the fair market value of the stock on the exercise date (or, if less, the sale price) minus the option exercise price. The company generally will be entitled to a tax deduction in that same amount. Any additional gain upon the sale generally will be taxed as a capital gain.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received or the fair market value of any shares of stock received. The company generally will be entitled to a tax deduction in the same amount as the participant recognizes ordinary income. Any additional gain or loss recognized upon any later disposition of the shares received, if any, would be capital gain or loss.

Restricted Stock. Unless the recipient of restricted stock elects to be taxed when the shares are granted, there will be no federal income tax consequences to the recipient or to the company while the restricted shares have vesting restrictions. Upon vesting, the recipient will have ordinary income equal to the fair market value of the shares on the vesting date. The income will be subject to tax withholding. The company generally will be entitled to a tax deduction in the amount of the recipient’s income. Upon any subsequent sale of the shares, any additional gain or loss recognized by the holder generally will be a capital gain or loss.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs, including PBRSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the vesting or settlement date.

Performance-Based Awards. A participant generally will not recognize income upon the grant of a performance share or performance unit award. Upon the settlement or payment of such awards, participants normally will recognize ordinary income equal to the cash received and the fair market value of any shares received. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the payment date.

If the participant is an employee, the ordinary income generally is subject to withholding of income and employment taxes.

Section 409A. Section 409A of the Internal Revenue Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2022 Stock Incentive Plan, but may apply in some cases to RSUs, including those that are deferred by a participant as described above. For awards subject to Section 409A, for certain officers of the company there may be a delay of six months in the settlement of the awards.

Benefits Awarded to Employees, Consultants and Directors under 2022 Stock Incentive Plan

The benefits that employees and consultants will receive under the 2022 Stock Incentive Plan cannot be determined in advance because all awards under the 2022 Stock Incentive Plan are discretionary.

The table below sets forth the total dollar value of proposed annual equity grants to non-employee directors as a group under the 2022 Stock Incentive Plan.

	TOTAL DOLLAR VALUE OF PROPOSED ANNUAL GRANTS TO NON-EMPLOYEE DIRECTORS[2]

2022 STOCK INCENTIVE PLAN BENEFITS[1]	OPTIONS ($)	RESTRICTED STOCK UNITS ($)

All current directors who are not executive officers, as a group (15)	1,290,000	1,935,000

(1)	This table shows the dollar value of stock option and restricted stock units that would be made in 2022 to non-employee directors if the 2022 Stock Incentive Plan is approved.

(2)	The number of stock options is determined by dividing $86,000 by the value of an option on the grant date. The number of restricted stock units is determined by dividing $129,000 by the fair market value (defined as the average of the high and low price) of a share of common stock on the grant date. If the 2022 Stock Incentive Plan is approved by stockholders, the grant date for the 2022 annual grant would be May 19, 2022. Accordingly, the number of options and restricted stock units cannot yet be determined, and columns with those amounts are therefore not included in this table.

Information regarding securities authorized for issuance under the company’s equity compensation plans is provided in the section “Compensation Information – Securities Authorized for Issuance Under Equity Compensation Plans” of this proxy statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 18, 2022 or as noted otherwise.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

The Toronto-Dominion Bank	—	[4]	—	—	—%

Charles R. Schwab	—	[5]	—	—	—%

The Vanguard Group	—	[6]	—	—	—%

BlackRock, Inc.	—	[7]	—	—	—%

John K. Adams, Jr.	—		—	—	*

Walter W. Bettinger II	—	[8]	—	—	*

Marianne C. Brown	—		—	—	*

Joan T. Dea	—		—	—	*

Christopher V. Dodds	—		—	—	*

Stephen A. Ellis	—		—	—	*

Mark A. Goldfarb	—		—	—	*

William S. Haraf	—		—	—	*

Frank C. Herringer	—	[9]	—	—	*

Brian M. Levitt	—		—	—	*

Gerri K. Martin-Flickinger	—		—	—	*

Bharat B. Masrani	—		—	—	*

Todd M. Ricketts	—	[10]	—	—	*

Charles R. Ruffel	—		—	—	*

Arun Sarin	—		—	—	*

Paula A. Sneed	—		—	—	*

Peter B. Crawford	—		—	—	*

Joseph R. Martinetto	—		—	—	*

Richard A. Wurster	—		—	—	*

Directors and Executive Officers as a Group (24 Persons)[11]	—		—	—	—%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan, and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 18, 2022, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the “Director Compensation” section of this proxy statement.

This column also excludes PBRSUs and RSUs held by executive officers under the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 18, 2022.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 18, 2022.

(4)	Includes shares held by TD Bank and its subsidiaries. TD Bank also owns [ ] shares of non-voting common stock which, when taken together with the shares of common stock owned by TD Bank, represents approximately [ ]% of the issued and outstanding common stock and non-voting common stock of the company.

The address of TD Bank is Toronto-Dominion Centre, P.O. Box 1, Toronto, Ontario, Canada M5K IA2.

(5)	Includes [ ] shares held by Mr. Schwab’s spouse as trustee, [ ] shares held by a family limited partnership, [ ] shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: [ ] shares held by nonprofit public benefit corporations established by Mr. Schwab, and [ ] shares held in a trust for which Mr. Schwab acts as trustee.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 3000 Schwab Way, Westlake, TX 76262.

(6)	Includes shares held by The Vanguard Group as reported on its Schedule 13G/A filed with the SEC on February 9, 2022. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)	Includes shares held by BlackRock, Inc. as reported on its Schedule 13G filed with the SEC on February 1, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)	Includes [ ] shares held by Mr. Bettinger’s spouse and [ ] shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(9)	Includes [ ] shares held by Mr. Herringer’s spouse.

(10)	Includes [ ] shares held by Mr. Ricketts’ spouse and [ ] shares held by Mr. Ricketts’ spouse as trustee.

(11)	In addition to the officers and directors named in this table, four other executive officers are members of this group.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the company’s directors, executive officers, and beneficial owners of more than 10% of the company’s common stock to file reports with the SEC indicating their holdings of, and transactions in, the company’s equity securities. Based solely on a review of copies of these reports and written representations from the company’s executive officers and directors, all of the company’s executive officers, directors, and 10% owners timely complied with all Section 16(a) filing requirements for fiscal 2021 except for one late Form 3 reporting the holdings of Richard A. Wurster, which was filed two days late, and one Form 5 for Joseph R. Martinetto on January 28, 2022 to report a sale of common stock on October 21, 2021.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2021 (and presently). Ms. Schwab-Pomerantz earned approximately $915,000 in salary, bonus and benefits during 2021, including a grant of 3,451 RSUs. Ms. Schwab-Pomerantz has been employed by the company for 39 years.

Effective as of the closing of the TD Ameritrade Acquisition, the company entered into a registration rights agreement with Mr. Schwab, certain other stockholders and TD Bank, which beneficially owns 5% or more of the company’s common stock that among other things provides Mr. Schwab, TD Bank and the other stockholders party to the agreement up to three “demand” registrations in any 12-month period as well as customary “piggyback” registration rights with respect to all of their shares of company common stock and shares of company common stock issuable upon conversion, exercise or exchange, as applicable, of any other company equity securities. The registration rights agreement also requires the company to indemnify the stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended. This registration rights agreement replaced for Mr. Schwab the registration rights agreement that he entered into with the company in 1987.

The company and subsidiaries of TD Bank (together, the “Depository Institutions”) entered into an amended and restated insured deposit account agreement (the “Amended IDA Agreement”), which replaced a previous agreement between the Depository Institutions and TD Ameritrade. Under the Amended IDA Agreement, the Depository Institutions make available to our clients FDIC-insured (up to specified limits) money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The company provides marketing, recordkeeping and support services to the Depository Institutions with respect to the accounts, for which the company receives an aggregate monthly fee. For the period starting with the close of the TD Ameritrade Acquisition through the end of fiscal year 2021, the company generated approximately $1.3 billion in revenue from bank deposit account fees under the Amended IDA Agreement.

Also in connection with the TD Ameritrade Acquisition, the company entered into a stockholder agreement with TD Bank (the “Stockholder Agreement”) effective as of the closing of the TD Ameritrade Acquisition that governs certain rights and obligations of TD Bank with respect to shares of our voting and non-voting common stock that TD Bank acquired as part of the TD Ameritrade Acquisition. The Stockholder Agreement sets out, among other things, standstill restrictions, a voting agreement, board designation rights, and transfer restrictions.

As a result of the TD Ameritrade Acquisition, the company assumed certain agreements existing between TD Ameritrade and TD Bank and its affiliates. The following describes certain transactions between TD Ameritrade and TD Bank and its affiliates during fiscal year 2021. Unless otherwise disclosed, amounts cited relate to fiscal year 2021.

•

TD Waterhouse Canada Order Routing Agreement. TD Ameritrade Clearing, Inc., a wholly owned subsidiary of the company, provides certain order routing services to TD Waterhouse Canada Inc. (TDW Canada), a wholly owned subsidiary of TD Bank. This agreement generated $48.9 million of trading revenue, partially offset by $38.7 million of other expense.

•

Referral and Strategic Alliance Agreement. A wholly owned subsidiary of TD Bank promotes the brokerage services of TD Ameritrade, Inc., and another TD Bank wholly owned subsidiary referred existing brokerage clients to TD Ameritrade, Inc., resulting in $1.7 million of other expense.

•

Trading Platform Hosting and Services Agreement. TDW Canada offers its clients TD Ameritrade’s thinkorswim trading platform, and TD Ameritrade, Inc. provides the services to support the platform, including routing orders generating $10.5 million of trading revenue, $6.3 million of other revenue, and $8.4 million of other expense.

•

Securities Based Lending. Securities-based lending is an offering for TD Ameritrade’s institutional and retail clients that allows them to open a line of credit against their securities portfolio. An arrangement is in place for institutional and retail clients for TD Bank to lend against brokerage assets, resulting in $2.8 million of other revenue.

•	Cash Management Services Agreement. TD Bank USA, N.A., a wholly owned subsidiary of TD Bank, provides cash management services to clients of TD Ameritrade, resulting in $1.5 million of expenses.

•

Revolving Credit Facilities. TD Ameritrade entered into revolving credit agreements consisting of senior unsecured revolving credit facilities in the aggregate principal amount of approximately $1.8 billion, and a wholly owned subsidiary of TD Bank participated as a lender on terms no more favorable than the terms of the other lenders participating in the credit agreements, including receiving an upfront fee percentage the same as those payable to the other lenders participating in the credit agreement, as well as certain customary expense reimbursement. After a $300.0 million revolving credit facility was terminated in January 2021 and an $850.0 million revolving credit facility matured and was not renewed in April 2021, TD Ameritrade has in place one revolving credit facility in the aggregate principal amount of $600.0 million. As of December 31, 2021, the total lending commitment received from TD Bank under this facility was $76.7 million.

•

Patent Assignment and License Agreement. TD Ameritrade IP Company entered into a patent assignment and agreement with TD Bank to assign its Canadian patent rights to TD Bank in exchange for annual fees paid by TD Bank. Under this agreement TD Ameritrade generated $.2 million of revenue.

•

Sublease Agreements. TD Ameritrade and TD Bank are parties to sublease agreements where TD Ameritrade and TD Bank sublease building space to each other for administrative and operational purposes. Under these sublease agreements, TD Ameritrade generated $0.4 million of sub-lease rental income and recognized $0.6 million of occupancy and equipment costs.

•

Trademark License Agreement. TD Ameritrade and TD Bank were party to a trademark license agreement that allowed TD Ameritrade to use certain TD Bank trademarks as part of TD Ameritrade’s corporate identity. Although the agreement terminated upon the TD Ameritrade Acquisition, the company is permitted to continue using the trademarks for a transitionary period.

In addition, certain brokerage subsidiaries of the company have securities lending agreements with certain subsidiaries of TD Bank. These agreements were entered into in the ordinary course of business and were made on substantially the same terms as those prevailing for comparable securities lending agreements with persons other than related persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As described in Security Ownership of Certain Beneficial Owners and Management, based on information contained in separate Schedule 13G filings with the SEC, each of BlackRock, Inc. (BlackRock), and The Vanguard Group (Vanguard) reported that it beneficially owned more than 5% of the outstanding shares of the company’s common stock as of December 31, 2021. The company and its affiliates engage in ordinary course transactions and arrangements with BlackRock or its affiliates including for sub-advisory services for a fund, recordkeeping, administrative, stockholder, educational and data support services, and a license to use BlackRock’s portfolio management technology platform. The company and its subsidiaries also do and may continue to, in the ordinary course, invest in BlackRock and Vanguard funds and pay related management fees. These transactions are negotiated on an arm’s-length basis and we believe they are on customary terms and conditions.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related party transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSAL SIX:

APPROVAL OF THE BOARD’S PROPOSAL

TO AMEND THE BYLAWS TO ADOPT PROXY ACCESS

The board recommends that stockholders adopt amendments to the Bylaws to include proxy access (the Company Proposal). The proposed amendments (the Proxy Access Amendments), which are attached to this proxy statement as Exhibit D, would amend Sections 2.06, 2.11, and 3.03 of our Bylaws. In addition, the Proxy Access Amendments reflect certain updates to applicable law and immaterial conforming changes. Proxy access allows eligible stockholders who comply with the requirements set forth in the Proxy Access Amendments to include their own nominees for director in the company’s proxy materials along with the candidates nominated by the board. After considering various factors with respect to the implementation of proxy access including, among other things, the provisions of the stockholder proposal set out in Proposal Seven (the McRitchie Proposal) and the views expressed by our stockholders, the board approved the Proxy Access Amendments, subject to approval by stockholders at the annual meeting.

The Proxy Access Amendments represent the board’s view of proxy access that it believes is the most beneficial to all stockholders. The board believes that proxy access should be structured, and has structured its proxy access proposal, in a way that:

•	provides minority stockholders who hold a significant and continuing ownership interest in the company with the opportunity to include board candidates in our proxy statement;

•	aligns with similar proxy access bylaws adopted by other public companies;

•	requires a sustained commitment to the company in terms of the stockholder’s ownership holding period, which is in keeping with our focus on managing our business for the long term;

•

balances providing sufficient stockholder rights to nominate board candidates with avoiding significant director turn-over with candidates not nominated by the board, which may adversely impact the effectiveness of the board; and

•	provides sufficient substantive and procedural rules to permit the prescribed, timely, and cost-effective evaluation and implementation of stockholder nominations.

The board believes that proxy access, unless accompanied by meaningful thresholds and procedural requirements, risks damaging the effectiveness of the board and, by extension, the company’s operational performance and long-term growth.

The board determined that proxy access should require a nominating stockholder to own at least 3% of our outstanding shares. Nearly all other public companies have adopted this limitation. In adopting this threshold, the board considered, among other things, the number of outstanding shares, the number of stockholders with disclosed ownership positions of at least 1%, the ownership thresholds used by other public companies, the ownership standards recommended by stockholder advisory groups, and the board’s desire to avoid nominees who could be backed by stockholders with specific interests that may not represent the interests of stockholders generally.

The board also believes that allowing aggregation of not more than 20 stockholders to meet the ownership requirement preserves the possibility of relatively small stockholders having a say in board composition while also alleviating unjustified demands on management’s and the board’s time and resources.

In addition, the board determined that proxy access should require a nominating stockholder to have held the qualifying shares for at least three years. The board believes that the interests and goals of stockholders who have demonstrated a long-term financial commitment to the company are more likely to be aligned with the company’s longer-term strategies, which the board believes are essential to the company’s success and beneficial to all stockholders. Granting proxy access to stockholders with holding periods of less than three years could result in a shorter-term focus at the board level that may not promote the best interest of all stockholders.

The following description of the proposed Proxy Access Amendments is only a summary and is qualified in its entirety by reference to the complete text of the Proxy Access Amendments. You are urged to read the Proxy Access Amendments in their entirety.

Eligibility of Stockholders to Nominate Directors Pursuant to the Proxy Access Provisions

A stockholder or group of up to 20 stockholders (such stockholder or stockholder group, an “eligible stockholder”) that has maintained continuous qualifying ownership of at least 3% of the company’s outstanding common stock for at least the previous three years would be permitted to nominate and include up to a specified number of proxy access nominees in the company’s proxy materials for its annual meeting of stockholders provided that the eligible stockholder and proxy access nominee(s) satisfy the requirements of the Bylaws, as amended by the Proxy Access Amendments.

Calculation of Qualifying Ownership

To ensure that the interests of stockholders seeking to include proxy access nominees in the company’s proxy materials are aligned with those of other stockholders, an eligible stockholder would be deemed to own only those outstanding shares of common stock of the company as to which the eligible stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of the Proxy Access Amendments:

•	shares sold by the eligible stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

•	shares borrowed by the eligible stockholder or any of its affiliates for any purposes or purchased by the eligible stockholder or any of its affiliates pursuant to an agreement to resell;

•

shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by the eligible stockholder or any of its affiliates that has, or is intended to have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, the eligible stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by the eligible stockholder or affiliate.

Number of Proxy Access Nominees

The maximum number of proxy access nominees that the company would be required to include in its proxy materials would not exceed the greater of (i) two and (ii) 25% of the directors in office at the time of nomination (rounded down to the nearest whole number). If one or more vacancies occur on the board, and the board decides to reduce the size of the board in connection therewith, after the nomination deadline, the proxy access nominee limit would be calculated based on the reduced number of directors. Any proxy access nominee who is either subsequently withdrawn or included in the company’s proxy materials as a nominee of the board, or any nominee included in the company’s proxy materials as unopposed by the company pursuant to an agreement, would be counted against the proxy access nominee limit. Any director currently serving on the board who was a proxy access nominee at any of the two preceding annual meetings and any director currently serving on the board who was a proxy access nominee at the third preceding annual meeting and who the board decides to nominate as a board nominee at the upcoming annual meeting would also be counted against the proxy access nominee limit.

Procedure for Selecting Proxy Access Nominees if Proxy Access Nominee Limit Exceeded

Any eligible stockholder that submits more than one proxy access nominee would be required to provide a ranking of its proposed proxy access nominees. If the number of proxy access nominees exceeds the proxy access nominee limit, the highest ranking qualified individual from the list proposed by each eligible stockholder, beginning with the eligible stockholder with the largest qualifying ownership and proceeding through the list of eligible stockholders in descending order of qualifying ownership, would be selected for inclusion in the proxy materials until the proxy access nominee limit is reached.

Nominating Procedure

In order to provide adequate time to assess proxy access nominees, requests to include proxy access nominees in the company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the company issued its proxy statement for the previous year’s annual meeting of stockholders, subject to adjustment in the event the annual meeting is held more than 30 days before or after the anniversary of the date of the prior year’s annual meeting.

Information Required of All Eligible Stockholders

Each eligible stockholder seeking to include a proxy access nominee in the company’s proxy materials would be required to provide certain information to the company, including, but not limited to:

•

written statements verifying the stock ownership of the eligible stockholder as of a date within seven calendar days prior to the date the submission is received by the company and within five business days after the record date for the annual meeting;

•	a copy of the Schedule 14N filed by the eligible stockholder with the SEC;

•

all information regarding each proxy access nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and

•	the consent of each proxy access nominee to be named in the company’s proxy statement as a nominee and to serve as a director if elected.

Eligible stockholders would also be required to make certain representations and undertakings to the company, including, but not limited to:

•	lack of intent to change or influence control of the company;

•	intent to maintain qualifying ownership through the annual meeting date;

•	refraining from nominating any individual as a director at the annual meeting, other than their proxy access nominee(s);

•	engaging or participating only in a solicitation in support of the election of their proxy access nominee(s) or board nominee(s);

•	complying with solicitation rules and assuming liabilities related to and indemnifying the company against losses arising out of their nomination; and

•	the accuracy and completeness of all information provided to the company.

Information Required of All Proxy Access Nominees

Each proxy access nominee would be required to make certain written representations to and agreements with the company, including, but not limited to:

•	acting as a representative of all of the stockholders of the company while serving as a director;

•	refraining from voting agreements or commitments as a director that have not been disclosed to the company;

•

refraining from compensatory arrangements with a person or entity other than the company in connection with such proxy access nominee’s service or action as a director that have not been disclosed to the company;

•

complying with all publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the company, as well as the applicable provisions of the bylaws; and

•	the accuracy and completeness of all information provided to the company.

Proxy access nominees would also be required, at the request of the company, to submit completed and signed questionnaires required of company directors and officers and provide any additional information necessary for the board’s independence evaluation and determination.

Exclusion of Proxy Access Nominees

The company would not be required to include a proxy access nominee in the company’s proxy materials if, among other things:

•	a stockholder has nominated any person for election to the board pursuant to the advance notice requirements for proxy access nominees for director;

•	the proxy access nominee is not independent under applicable independence standards;

•	the election of the proxy access nominee would cause the company to violate its bylaws or certificate of incorporation, any stock exchange requirements or any laws, rules or regulations;

•

the proxy access nominee is, or has been within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, or a management official of a depository organization as defined for purposes of the Depository Institution Management Interlocks Act;

•	the proxy access nominee is the subject of a pending criminal proceeding or has been convicted in a criminal proceeding within the past 10 years;

•

the proxy access nominee is subject to any order of the type specified in Rule 506(d) of Regulation D, commonly known as the “Bad Actor” rules, promulgated under the Securities Act of 1933, as amended; or

•	the proxy access nominee or the nominating stockholder has provided false or misleading information to the company or breached any of their respective obligations under the bylaws.

In addition, the board or the chairman of the annual meeting will declare a proxy access nomination by an eligible stockholder to be invalid, and such nomination would be disregarded, if (i) the proxy access nominee or the eligible stockholder breaches any of their respective obligations under the Bylaws, as amended by the Proxy Access Amendments, or (ii) the eligible stockholder does not appear at the annual meeting in person or by proxy to present the nomination.

Future Disqualification of Proxy Access Nominees

Any proxy access nominee who is included in the company’s proxy materials but subsequently withdraws from or becomes ineligible or unavailable for election at the annual meeting would be ineligible for nomination for the following two annual meetings.

Supporting Statement

Eligible stockholders would be permitted to include in the proxy statement a statement of up to 500 words in support of each proxy access nominee. The company may omit any information or statement that it, in good faith, believes is untrue in any material respect or would violate any applicable law or regulation and may solicit against and include in the proxy statement its own statement relating to any proxy access nominee.

Connection with the McRitchie Proposal

Approval of the Company Proposal is not conditioned on the approval or disapproval of the McRitchie Proposal. The McRitchie Proposal is advisory and non-binding in nature and constitutes only a recommendation by our stockholders to our board.

PROPOSALS SEVEN AND EIGHT:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appears in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the two stockholder proposals. Our responses are contained immediately after each proposal.

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than December 2, 2022. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our Bylaws, you must deliver it to the Corporate Secretary no earlier than February 16, 2023 and no later than March 18, 2023, and such proposal must be, under the Delaware General Corporation Law, an appropriate subject for stockholder action.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than our nominees for next year’s annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2023.

The Bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Office of the Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

FIRST STOCKHOLDER PROPOSAL

John Chevedden, on behalf of James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, who holds 100 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

Resolved: Shareholders of Charles Schwab Corporation (“Company”) request our Board of directors take the steps necessary to enable shareholders, without limits on group size, to aggregate their shares to equal 3% of our stock owned continuously for 3-years to enable shareholder proxy access with the following essential provisions:

Nominating shareholders and unlimited groups of shareholders must have owned at least 3% of the Company’s outstanding shares of common stock continuously for a period of at least 3-years. Such shareholders shall be entitled to nominate a total of 25% of the number of authorized directors rounded down to the nearest whole number.

The most essential feature requested is that shareholders forming a nominating group not be limited with regard to the number in a nominating group.

Supporting Statement: Proxy access enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. Even if never used, this proposal helps ensure our Board will nominate directors with outstanding qualifications to avoid giving shareholders a reason to exercise access rights.

Proxy Access in the United States: Revisiting the Proposed SEC Rule,1 a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Governance Changes through Shareholder Initiatives: The Case of Proxy Access2 found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy access has been adopted by major companies, including 78% of the S&P 500. Adoption of this proposal will make our Company more competitive in its corporate governance. Our largest shareholders, BlackRock and Vanguard, voted in favor of 87% and 91% of shareholder proposals, respectively, to establish proxy access during the last 3.5 years.

Adding urgency to this proposal is a recent study finding directors generally do not want to monitor and are not sure they can do so effectively.3 Corporate governance expert Nell Minow offered the following: “Usually directors at least pretend to acknowledge their legal obligation to provide oversight of CEOs on behalf of shareholders.” “This acknowledgment that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No. 1-style challenges.”4

Eliminating group limits would allow employee-shareholders with small holdings to join in nominating groups, opening communication channels between our Board and workers. Proxy access directors nominated by such groups may be more able to effectively monitor than typical outside directors and would bring a host of additional benefits.5

Enhance Shareholder Value, Vote FOR Shareholder Proxy Access – Proposal Seven

1 https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.ashx

2 https://ssrn.com/abstract=2635695

3 https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/

4 https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/

5 https://www.aspeninstitute.org/publications/new-corporate-boardroom/

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

The board has carefully considered the first stockholder proposal (the McRitchie Proposal) and, for the reasons described below, believes that the proposal is not in the best interests of the company and its stockholders.

After reviewing the McRitchie Proposal in light of the company’s own past management proposal on proxy access and other recent stockholder proxy access proposals and practice, the Nominating and Corporate Governance Committee recommended that the board propose, and the board proposed, its own version of a proxy access bylaw amendment, which is described under “Proposal Six: Approval of the Board’s Proposal to Amend the Bylaws to Adopt Proxy Access” (the Company Proposal). The board believes that the Company

Proposal is preferable to the McRitchie Proposal because the Company Proposal: (i) appropriately limits to 20 the number of stockholders whose ownership can be aggregated for purposes of meeting the 3% ownership threshold, which aligns with standard market practice and mitigates possible unjustified burdens on management’s time and the potential for special interest abuse while also preserving proxy access for relatively small stockholders; (ii) provides greater stockholder rights than does the McRitchie Proposal by allowing a greater maximum number of proxy access nominees in certain circumstances; and (iii) contains a number of procedural safeguards and substantive clarifications that, in the board’s view, are necessary for a cost efficient, timely, and fair administration of stockholder proxy access requests and that are absent from the McRitchie Proposal. The board’s position is discussed in more detail below.

The McRitchie Proposal fails to appropriately limit the number of stockholders whose ownership can be aggregated in determining whether the ownership threshold is met.

Unlike the McRitchie Proposal, the Company Proposal restricts to 20 the number of stockholders who can form a group to qualify for the 3% stockholder ownership threshold. The Company Proposal’s restriction to a 20-stockholder nominating group comports with predominant market practice. In addition, the vast majority of the company’s peer group used for establishing the company’s 2021 executive compensation that have adopted proxy access have adopted a provision that limits the nominating group to 20 stockholders.

By allowing a large, unlimited group of stockholders to meet the 3% ownership requirement under the McRitchie Proposal, the company may be faced with burdensome and time-consuming inquiries about the nature and duration of each group member’s ownership and about who, if anyone, is authorized to speak or act for the group, and whether that authority continues.

The company believes that its proxy access proposal protects stockholder interests by avoiding these potential abuses and burdens and reducing administrative costs, while continuing to provide even relatively small stockholders a say in board composition. The company’s proposed limit of 20 members of a group owning 3% of the company’s issued and outstanding shares means that 20 stockholders, each of whom own only fifteen-hundredths of one percent (0.15%) of the company’s outstanding shares, could form an eligible group. Use of company resources to verify ownership of a potentially much larger number of smaller stockholders, who may or may have a special agenda or may not have the company’s long-term interest in mind, is an inefficient allocation of company resources and management’s limited time.

Perhaps most importantly, by allowing an unlimited number of stockholders to aggregate their ownership for purposes of satisfying the ownership threshold, the McRitchie Proposal increases the chance that a group of stockholders, each with a nominal financial interest in the company, could use the McRitchie Proposal’s proxy access to advocate for policies that are unrelated to the company’s performance and are not aligned with the interests of the holders of the other 97% of the company’s shares. In recent years, small stockholders of public companies have sought to use proxy access and similar tactics to promote special interests that may have no clear relationship to the companies’ financial performance or creation of stockholder value. Unfettered proxy access could provide special interest groups with a platform to harass management or otherwise promote their agenda. These groups’ interests may conflict with the interests of our other stockholders or even be intended to impede or restrict legitimate company operations or objectives. In the board’s view, the Company Proposal allows stockholders a reasonable and non-abusive opportunity to nominate director candidates for election to the board and reasonably restricts the number of stockholders who may form a group.

The Company Proposal provides greater stockholder rights than does the McRitchie Proposal in terms of the maximum number of proxy access nominees stockholders are entitled to nominate.

The McRitchie Proposal provides that eligible stockholders shall be entitled to nominate a total of 25% of the number of authorized directors, rounded down to the nearest whole number. By contrast, under the Company Proposal, the company would be required to include in its proxy materials the greater of (i) two and (ii) 25% of the directors in office at the time of nomination (rounded down to the nearest whole number). In the event that the authorized number of directors falls below eight, stockholders would be entitled to nominate two proxy access nominees under the Company Proposal, while stockholders would be entitled to nominate at most one proxy access nominee (due to rounding down from a number smaller than two, which is 25% of eight) under the McRitchie Proposal. Thus, the Company Proposal provides greater stockholder rights, in the form of more proxy access nominees, than does the McRitchie Proposal, especially when the authorized board size falls below eight members.

The McRitchie Proposal’s substantive ambiguities and failure to include procedural safeguards could lead to unjustified use of management’s time and cause unnecessary expense.

The Company Proposal sets forth workable procedural safeguards relating to the administration of proxy access that are missing from the McRitchie Proposal. The Company Proposal’s safeguards include, without limitation, the following, all of which the McRitchie Proposal is silent on:

•  Reducing the maximum number of proxy access nominees included in our proxy by the number of (i) proxy access nominees who are withdrawn, nominated by the board, or unopposed by the company pursuant to an agreement, and (ii) incumbent directors who are proxy access nominees with respect to any preceding two annual meetings, or were proxy access nominees at the third preceding annual meeting and are nominated by the board for election;

•  Requiring nominating stockholders to have full voting and investment rights and full economic interest (including the opportunities for profit and risks of loss) in the shares that count toward their ownership;

•  Providing rules for the nominating process when the number of nominees exceeds the maximum by requiring any eligible stockholder who submits more than one proxy access nominee to provide rankings of its nominees, and that the highest ranking qualified individual from the lists proposed by eligible stockholders be included in the proxy materials until the proxy access nominee limit is reached;

•  Providing rules dealing with borrowed shares;

•  Providing rules with regard to when a nominating stockholder must deliver a qualified nomination notice, the information that must be included in the notice, and certain representations, warranties, and indemnities intended to protect the company; and

•  Providing rules as to when the company may omit from its proxy statement any information concerning the nominee.

The Nominating and Corporate Governance Committee believes that these rules are necessary to properly administer any proxy access bylaw. Rules substantially similar to these have been adopted by other public companies.

Connection with the Company Proposal

Approval of the McRitchie Proposal is not conditioned on the approval or disapproval of the Company Proposal. The McRitchie Proposal is advisory and non-binding in nature, and only constitutes a recommendation by our stockholders to our board.

For these reasons, we recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA, 19103, which has indicated that it is a beneficial owner of at least $2,000 in market value of company’s common stock, has submitted the following proposal for consideration at the annual meeting:

Whereas, we believe in full disclosure of The Charles Schwab Corporation’s (“Schwab”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and stockholder interests.

Resolved, stockholders of Schwab request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Schwab used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s and the Board’s decision-making process and oversight for making payments described in section 2 above.

For purposes of this proposal, “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action regarding the legislation or regulation. “Indirect lobbying” is lobbying by a trade association or other organization of which Schwab is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at local, state and federal levels.

The report shall be presented to the Audit Committee and posted on Schwab’s website.

Supporting Statement

We encourage greater transparency in Schwab’s lobby expenditures. Schwab spent $29,453,000 from 2010 – 2020 on federal lobbying, not including state lobbying expenditures, where Schwab also lobbies but disclosure is uneven or absent.

Schwab fails to disclose memberships in or payments to trade associations and social welfare organizations or the amounts used for lobbying, including grassroots. Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”1 Schwab serves on the boards of Investment Company Institute (ICI) and Securities Industry and Financial Markets Association (SIFMA), which spent $127,370,621 on lobbying from 2010- 2020. ICI and SIFMA recently drew attention for their lobbying opposition to close a tax loophole on exchange-traded funds.2

Schwab’s lack of lobbying and trade association disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Schwab supports protecting the interests of investors by holding the financial industry to a high standard, yet Schwab and SIFMA reportedly lobbied “to quash various aspects” of the Department of Labor fiduciary rule to require investment advisers to put their clients’ interests ahead of their own.3 Schwab left the Chamber of Commerce after the January 6 riots.4 While polls show support for wall street tax on trades,5 Schwab, ICI and SIFMA were among top groups lobbying against a financial transaction tax in 2019 and 2020.6

We believe potential reputational damage from misalignment between policy positions and lobbying could harm long-term shareholder value. We urge Schwab to expand its lobbying disclosure.

1 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.

2 https://www.marketwatch.com/story/why-the-5-4-trillion-etf-market-faces-its-biggest-crisis-since-inception-11631807333.

3 https://theintercept.com/2017/07/16/financial-advisers-want-to-rip-off-small-investors-trump-wants-to-help-them-do-it/

4 https://thehill.com/policy/finance/544540-charles-schwab-leaves-us-chamber-of-commerce.

5 https://theappeal.org/the-lab/polling-memos/poll-majority-of-voters-support-the-wall-street-tax-act/.

6 https://www.citizen.org/article/hypnotized-by-wall-street/.

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

This proposal is unnecessary because the company already provides—and this year further enhanced—transparency about its participation in the legislative process. As described below, the board and its committees provide effective oversight with respect to the company’s lobbying and political activities, and our reports on these activities are publicly available. Furthermore, we have recently expanded our reporting on trade association memberships. Overall, we believe that the company provides an appropriate level of insight for stakeholders and members of the public wishing to understand our approach and monitor our activities on this front. Preparing additional special reporting will not provide meaningful incremental insight and is therefore not an efficient use of resources, resulting in duplicative expense and diversion of management attention away from our primary business activities. Moreover, stockholders have repeatedly rejected similar proposals on five prior occasions in recent years. As such, after careful consideration, the board believes that this stockholder proposal is not in the best interests of the company and its stockholders. More specifically:

The company believes in advocating for an appropriate regulatory landscape for individual investors and those who serve them.

As a champion for the “Main Street” investor, we have long believed in advocating for an appropriate regulatory landscape for individual investors and those who serve them. Additionally, government regulations have a significant impact on the company’s business. Therefore, engagement in the legislative and regulatory process is necessary to the company’s success and is in the best interests of our stockholders. Additionally, the company is a member of a number of trade associations, which provide us with valuable professional education, training and networking opportunities. We believe that such participation is in the best interest of our company, our customers, our employees, our stockholders and the communities that we serve because it provides us with the best opportunity to influence association positions in a manner that aligns with our stakeholders’ long-term interests relating to investing. However, membership in a trade association is not an endorsement of its activities, points of view or positions. Indeed, the company’s views on issues can and do differ from those of trade associations of which it is a member, and the company also understands that individual stockholders may disagree with one or more positions expressed by certain organizations of which the company is a member. While we may advise these organizations of our views on particular subjects, they represent the interests of all their members, whose perspectives can diverge from our own.

The company has effective processes in place to oversee its lobbying activities and evaluate its ongoing membership in lobbying organizations, including independent oversight by the board and its committees.

The company has put in place rigorous decision-making and multi-layered oversight processes for governmental relations activities to ensure that they are conducted in accordance with all applicable laws and regulations as well as the company’s commitment to act with integrity in all of its activities. These processes are described in our Statement on Public Policy and Political Participation (the Statement), as well as in the company’s inaugural Environmental, Social & Governance Report (the ESG Report), both of which are available publicly at www.aboutschwab.com/citizenship. Information available on or through our website is not incorporated by reference into and should not be considered to be a part of this proxy statement.

Specifically, lobbying activities and employees who engage in lobbying activities must be approved and are overseen by the Office of Legislative and Regulatory Affairs, with additional oversight by the General Counsel, and by the Nominating and Corporate Governance Committee, which reviews regular reports on lobbying activity in accordance with the mandate in its charter to review our public policy and advocacy activities. In addition, the company provides quarterly reports on pending policy issues to the Risk Committee. Finally, the company’s lobbying-related activities are reviewed by the full board upon a report from the Nominating and Corporate Governance Committee.

Membership in trade associations that engage in lobbying is reviewed annually by the Nominating and Corporate Governance Committee, and the company regularly evaluates its participation in trade associations and industry groups, weighing the costs and benefits of continued membership. From time to time, the company determines not to renew its membership in an organization. For example, the company discontinued its membership in the U.S. Chamber of Commerce in 2021.

The company already provides extensive disclosures about its lobbying activities.

The company is subject to extensive federal, state and local lobbying disclosure requirements, which includes filing all required reports with Congress and with applicable state agencies. The company’s reports on federal lobbying activities are readily available for public review on the websites of the U.S. House (lobbyingdisclosure.house.gov) and the U.S. Senate (www.senate.gov/lobby). These reports provide information on activities associated with influencing legislation through communication with any member or employee of Congress or with any covered executive branch official. The reports also provide disclosure on expenditures for the applicable quarter, describe the specific pieces of legislation that were the topic of communications, and identify the individuals who lobbied on behalf of the company or any of its subsidiaries.

After careful consideration of this topic, including the results of the vote on a similar stockholder proposal at the company’s 2021 annual meeting and other stockholder feedback, the company further enhanced its transparency about its participation in the legislative process and its reporting relating to its political engagement and lobbying activities. Among other things, the company now discloses in the ESG Report all of the trade associations to which the company belonged in 2020 and 2021. In addition, as disclosed in the ESG Report, based on the information reported to us by these trade associations for 2021, the aggregate amount of our dues designated by these trade associations as attributable to the company for lobbying was approximately $792,000. Finally, the company also now discloses that it does not make any donations or payments to 501(c)(4) social welfare nonprofits. These voluntary disclosures go beyond legal requirements and provide additional transparency about the company’s membership in, and contributions to, trade associations. Moreover, trade associations are subject to their own public disclosure obligations with respect to their lobbying and political contributions and expenditures.

Finally, the company has not and does not contribute to lawmakers, political candidates or political parties. The Charles Schwab Corporation Political Action Committee (PAC) was historically the sole means by which any financial support has been offered to lawmakers. As announced in January 2021, the company discontinued its PAC and contributed the remaining funds to the Boys and Girls Clubs of America and historically Black colleges and universities. A record of the PAC’s previous contributions is publicly available on the Federal Election Commission’s website.

Additional lobbying disclosure is unnecessary.

The company participates in the political process in accordance with good corporate governance practices. The board believes the company’s lobbying activities are transparent, aligned with the company’s goals and the long-term interests of our stakeholders, and that the company provides effective independent oversight of the company’s lobbying and political activities. Moreover, stockholders rejected substantially similar proposals in each of 2015, 2016, 2017, 2020, and 2021, and the company now provides even more disclosure and transparency related to its lobbying activities. Requiring the company to go through the unnecessary burden of preparing a report on lobbying in the specific format requested by the stockholder proposal—particularly when this information is already publicly available either through our own filings, our enhanced disclosures and statements and/or those of any trade associations of which we are members—would be redundant and an inefficient use of corporate resources.

We recommend a vote against the second stockholder proposal.

INFORMATION ABOUT VOTING

PROCEDURES AND PROXIES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, and on the stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, or the stockholder proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II, and Peter J. Morgan III if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the six named nominees for directors,

•	for the proposal on declassification of board of directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	for the approval of 2022 Stock Incentive Plan,

•	for the approval of the management proposal on proxy access,

•	against the stockholder proposal on proxy access,

•	against the stockholder proposal on lobbying payments, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Mr. Morgan if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Mr. Morgan will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 11:59 p.m., Central Time, on May 16, 2022, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the SEC.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger, and Mr. Morgan can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the ratification of independent auditors, the advisory approval of named executive officer compensation, and the 2022 Stock Incentive Plan?

The ratification of independent auditors, the advisory approval of named executive officer compensation, and the 2022 Stock Incentive Plan will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

How many votes are needed for the approval of the declassification of the Board of Directors?

The elimination of the classified structure of the Board of Directors and the annual election of directors would require amendments to (i) Article Sixth of the Certificate of Incorporation and (ii) Sections 3.02, 3.05, and 3.06 of the Bylaws, respectively. Article Twelfth of the Certificate of Incorporation requires the affirmative vote of the holders of 80% of all outstanding shares of common stock to approve an amendment of Article Sixth of the Certificate of Incorporation. Article Fifth of the Certificate of Incorporation and Section 8.04 of the Bylaws require the affirmative vote of the holders of 80% of all outstanding shares of common stock to approve an amendment of Section 3.02, 3.05, or 3.06 of the Bylaws or any provision that is inconsistent with such Sections. As a result, the proposal regarding declassification of the Board of Directors will be approved if 80% of all outstanding shares of common stock vote for approval.

How many votes are needed for the approval of the management proposal on proxy access?

The Proxy Access Amendments include amendments to Sections 2.06, 2.11, and 3.03 of the Bylaws and director nomination procedures that interact with Section 2.06 of the Bylaws. Article Fifth of the Certificate of Incorporation and Section 8.04 of the Bylaws require the affirmative vote of the holders of 80% of all outstanding shares of common stock to approve an amendment of Section 2.06 of the bylaws or any provision that is inconsistent with Section 2.06. As a result, the management proposal regarding proxy access will be approved if the holders of 80% of all outstanding shares of common stock vote for approval.

How many votes are needed for approval of the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms may have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the approval of declassification of the Board of Directors, the advisory approval of named executive officer compensation, the approval of the 2022 Stock Incentive Plan, the approval of the management proposal regarding proxy access, and the stockholder proposals are not.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Equiniti Trust Company.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $15,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate proxy materials at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Office of the Corporate Secretary at (817) 854-6800 or send your request to the Office of the Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Office of the Corporate Secretary.

Exhibit A

Amendments to Certificate of Incorporation

Set forth below is the text of the applicable provisions of the Certificate of Incorporation as proposed to be amended by the Declassification Amendments. Proposed additions are indicated by bold underlining, and proposed deletions are indicated by strikethroughs.

***

FIFTH. The Bylaws of the Corporation may be made, altered, amended, or repealed, and new Bylaws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of those directors present at any meeting of the directors; subject, however, to the right of the stockholders to alter, amend or repeal any Bylaws made or amended by the directors. Notwithstanding the foregoing, ~~after the 1996 Annual Meeting of Stockholders,~~ Sections 2.06, 2.10, 3.02(a), 3.02(b)(1), 3.02(b)(2), 3.02(b)(3), 3.02(c), 3.05, 3.06 and 8.04 of the Corporation’s Bylaws may not be amended, altered or repealed, nor may any provision inconsistent with such Sections be adopted, except by the affirmative vote of the holders of no less than 80% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH.

(A)    ~~Number, Election and Terms.~~ Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. ~~Commencing with the 1996 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until his or her successor is duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director to hold office until his or her director shall have been duly elected and qualified.~~

(B)    Stockholder nomination of director candidates~~. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.~~Subject to the rights of the holders of preferred stock to elect directors:

(1)    From the effectiveness of this Article SIXTH filed with the Secretary of State of the State of Delaware until the election of directors at the 2023 annual meeting of stockholders (each annual meeting of stockholders an “Annual Meeting”), pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in the class with the term expiring at the 2023 Annual Meeting being the Class I directors, the directors in the class with the term expiring at the 2024 Annual Meeting being the Class II directors and the directors in the class with the term expiring at the 2025 Annual Meeting being the Class III directors, and directors in each class may be removed only with cause pursuant to Section D of this Article Sixth.

(2)    Commencing with the election of directors at the 2023 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2024 Annual Meeting and the directors in Class II having a term that expires at the 2025 Annual Meeting and directors in each class may be removed only with cause pursuant to Section D of this Article Sixth. The successors of the directors who, immediately prior to the 2023 Annual Meeting, were members of Class I (and whose terms expire at the 2023 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2023 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2024 Annual Meeting shall become members of Class I; and the directors who, immediately prior to the 2023 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2025 Annual Meeting shall become members of Class II with a term expiring at the 2025 Annual Meeting.

(3)    Commencing with the election of directors at the 2024 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2025 Annual Meeting and all such directors may be removed only with cause pursuant to Section D of this Article Sixth. The successors of the directors who, immediately prior to the 2024 Annual Meeting, were members of Class I (and whose terms expire at the 2024 Annual Meeting) shall be elected to Class I for a term that expires at the 2025 Annual Meeting, and the directors who, immediately prior to the 2024 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2025 Annual Meeting shall become members of Class I with a term expiring at the 2025 Annual Meeting.

(4)    From and after the election of directors at the 2025 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2025 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and may be removed with or without cause pursuant to Section D of this Article Sixth.

(C)    Vacancies~~.~~In the event of any increase or decrease in the authorized number of directors at any time during which the Board of Directors is divided into a class or classes:

(1)    Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

(2)    Except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of preferred stock to elect additional directors, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the class or classes so as to keep the number of directors in each class as nearly equal as possible.

(D)    Notwithstanding the provisions of Paragraphs B and C of this Article SIXTH, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Except as may otherwise be provided pursuant to Article FOURTH hereof with respect to any rights of holders of preferred stock, a director may be removed only by the affirmative vote of the stockholders holding at least 80% of the capital stock entitled to vote for the election of directors.

(E)    Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office ~~of the class~~ to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors of the Corporation shall shorten the term of any incumbent director.

(F)    During any period when the holders of any series of preferred stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such preferred stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the term of office of all such directors shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

(G)    Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

~~Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.~~

TWELFTH.

(A)    This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon shareholders, directors, or any other person whomsoever by or pursuant to the Restated Certificate of Incorporation in its present form or as hereafter are granted, subject to the rights reserved in this Article TWELFTH.

(B)    In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of 80% or more of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article TWELFTH or Articles FIFTH, ~~SIXTH,~~ NINTH, TENTH and ELEVENTH, and paragraphs (A), (B)(1), (B)(2), (B)(3), (C), (D), (E), (F) and (G) of Article SIXTH hereof.

Exhibit B

Amendments to Bylaws Reflecting Adoption of Declassification Proposal

Set forth below is the text of the applicable provisions of the Bylaws as proposed to be amended by the Declassification Amendments. Proposed additions are indicated by bold underlining, and proposed deletions are indicated by strikethroughs.

***

Section 3.02. Number, Election and Terms.

(a)    Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. ~~Commencing with the 1996 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until his or her successor is duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director to hold office until his or her successor shall have been duly elected and qualified.~~

(b) Subject to the rights of the holders of preferred stock to elect directors:

(i)    From the effectiveness of Article SIXTH of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware until the election of directors at the 2023 annual meeting of stockholders (each annual meeting of stockholders an “Annual Meeting”), pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in the class with the term expiring at the 2023 Annual Meeting being the Class I directors, the directors in the class with the term expiring at the 2024 Annual Meeting being the Class II directors, and the directors in the class with the term expiring at the 2025 Annual Meeting being the Class III directors, and directors in each class may be removed only with cause pursuant to Section 3.05 of this Article III and Section D of Article Sixth of the Certificate of Incorporation.

(ii)    Commencing with the election of directors at the 2023 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2024 Annual Meeting and the directors in Class II having a term that expires at the 2025 Annual Meeting, and directors in each class may be removed only with cause pursuant to Section 3.05 of this Article III and Section D of Article Sixth of the Certificate of Incorporation. The successors of the directors who, immediately prior to the 2023 Annual Meeting, were members of Class I (and whose terms expire at the 2023 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2023 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2024 Annual Meeting shall become members of Class I; and the directors who, immediately prior to the 2023 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2025 Annual Meeting shall become members of Class II with a term expiring at the 2025 Annual Meeting.

(iii)    Commencing with the election of directors at the 2024 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2025 Annual Meeting, and all such directors may be removed only with cause pursuant to Section 3.05 of this Article III and Section D of Article Sixth of the Certificate of Incorporation. The successors of the directors who, immediately prior to the 2024 Annual Meeting, were members of Class I (and whose terms expire at the 2024 Annual Meeting) shall be elected to Class I for a term that expires at the 2025 Annual Meeting, and the directors who, immediately prior to the 2024 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2025 Annual Meeting shall become members of Class I with a term expiring at the 2025 Annual Meeting.

(iv)    From and after the election of directors at the 2025 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2025 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and may be removed with or without cause pursuant to Section 3.05 of this Article III and Section D of Article Sixth of the Certificate of Incorporation.

(c)    In the event of any increase or decrease in the authorized number of directors at any time during which the Board of Directors is divided into a class or classes:

(i)    Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

(ii)    Except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of preferred stock to elect additional directors, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the class or classes so as to keep the number of directors in each class as nearly equal as possible.

Section 3.05. Removal. ~~Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any~~ Notwithstanding the provisions of Section 3.02(b)-(c) of these Bylaws or the provisions of paragraphs B and C of Article SIXTH of the Certificate of Incorporation, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Except as may otherwise be provided pursuant to Article FOURTH of the Certificate of Incorporation with respect to any rights of holders of preferred stock, a director may be removed ~~from office at any time, but only for cause and~~ only by the affirmative vote of the ~~holders of~~ stockholders holding at least 80% of the ~~combined voting power of the then outstanding shares of~~ capital stock entitled to vote ~~generally in~~ for the election of directors~~, voting together as a single class~~.

Section 3.06. Vacancies. Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office ~~of the~~

~~class~~ to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors of the Corporation shall shorten the term of any incumbent director.

Section 8.04. Amendments. These Bylaws may be altered, amended or repealed at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal this Section 8.04 or any provision of Sections 2.06, 2.10, 3.02(a), 3.02(b)(1), 3.02(b)(2), 3.02(b)(3), 3.02(c), 3.05 and 3.06 of these Bylaws.

Exhibit C

THE CHARLES SCHWAB CORPORATION

2022 STOCK INCENTIVE PLAN

(Adopted by the Board on January 26, 2022)

(Approved by Stockholders on May 17, 2022)

C-i

C-ii

THE CHARLES SCHWAB CORPORATION

2022 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors of The Charles Schwab Corporation (the “Board”) on January 26, 2022, subject to stockholder approval on May 17, 2022 (the “Effective Date”). The purposes of The Charles Schwab Corporation 2022 Stock Incentive Plan (the “Plan”) are to promote the long-term success of The Charles Schwab Corporation (“Schwab” or the “Company”) and the creation of incremental stockholder value by (i) encouraging non-employee directors, employees and consultants to focus on long-range objectives, (ii) encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications, and (iii) linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other stock and cash incentives.

This Plan is a successor to The Charles Schwab Corporation 2013 Stock Incentive Plan and The Charles Schwab Corporation 2004 Stock Incentive Plan (the “Prior Plans”). As of the Effective Date, no further awards shall be made under the Prior Plans. The Prior Plans shall continue to apply to outstanding awards granted to a participant under the Prior Plans prior to the Effective Date. In the event that this Plan is not approved by stockholders, awards shall continue to be made under The Charles Schwab Corporation 2013 Stock Incentive Plan in accordance with its terms.

SECTION 2. ADMINISTRATION.

(a) Committee Composition. The Plan will be administered by a Committee (the “Committee”) of the Board consisting of two or more directors as the Board may designate from time to time. The composition of the Committee shall satisfy such requirements as:

(i) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”); and

(ii) may be established by the stock exchange or stock market on which Schwab’s common stock may be listed pursuant to the rule-making authority of such stock exchange or stock market.

(b) Committee Administration. The Committee shall have discretionary authority to construe and interpret the Plan and any benefits granted under the Plan, to establish, interpret and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of Schwab and its stockholders and in accordance with the purposes of the Plan, and shall be final and conclusive on all persons. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members in person or by telephone. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, and shall be made in writing signed by all the Committee members. No member of the Committee shall be liable for any action that such member has taken or failed to take in good faith with respect to the Plan or any award under the Plan.

(c) Committee Delegation.

(i) The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members (but not less than two members with respect to persons subject to section 16 of the Exchange Act) such of its powers as it deems appropriate.

(ii) The Committee may authorize one or more employees of the Company who are serving as officers of the Company under Delaware law (“officers”) to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants (other than to the employee making such determination), except with respect to awards to employees subject to section 16 of the Exchange Act, and any reference in the Plan to the Committee shall include such officers or employees.

(iii) Except with respect employees subject to section 16 of the Exchange Act, the Committee may, in its discretion, at any time and from time to time, delegate to one or more persons who are not members of the Committee, including one or more employees or officers if required under Delaware law, any or all of its authority and discretion under this Section, to the full extent permitted by law and the rules of any exchange on which shares of Schwab common stock are traded. Subject to the requirements of applicable law, the Committee may also authorize one or more employees or officers, if required under Delaware law, to administer claims under the Plan.

(iv) Any action by a delegate or an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval, or modification by the Committee.

SECTION 3. PARTICIPANTS.

(a) General Rule. Participants may consist of all employees and consultants of Schwab and its subsidiaries, non-employee directors of the Board (“Non-Employee Directors”) and non-employee directors of any subsidiary as determined by the Committee (“Subsidiary Directors”) or its delegate. This determination may also be made by the Board or its delegate. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Schwab shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

(b) Annual Compensation Limit for Non-Employee Directors. For any one Non-Employee Director for any fiscal year of the Company, the maximum aggregate (i) amount of cash compensation paid in such fiscal year to such Non-Employee Director for such Non-Employee Director’s service as a member of the Board and as a Subsidiary Director during such fiscal year, including but not limited to service performed in such fiscal year but for which payment is not made until the following fiscal year, and (ii) grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted in such fiscal year to such Non-Employee Director under this Plan or any other stock plan of the Company shall not exceed $1 million ($1,000,000). In the first calendar year upon joining the Board, the maximum aggregate amount of such cash compensation and awards granted to a Non-Employee Director shall not exceed $2 million ($2,000,000).

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. There is hereby reserved for issuance under the Plan an aggregate of:

(i) 160 million shares of Schwab common stock; plus

(ii) any shares of Schwab common stock subject to outstanding awards under the Prior Plans as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares); plus

(iii) any shares of Schwab common stock that were issued under the Prior Plans and are reacquired by Schwab after the Effective Date.

The aggregate maximum number of shares of Schwab common stock available under subparagraphs (ii) and (iii) is 150 million. All or any portion of the maximum number of available shares may be issued pursuant to Incentive Stock Options. To the extent an award is paid in cash, it shall not reduce the limits of this Section 4(a).

(b) Share Usage. If there is a lapse, expiration, termination or cancellation of any award issued under the Plan prior to the issuance of shares under the Plan or if shares of common stock are issued under the Plan and thereafter are reacquired by Schwab, the shares subject to those awards and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by awards granted under the Plan or a Prior Plan shall not be counted as issued unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as issued only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by a participant as full or partial payment to Schwab of the exercise price under any Stock Option exercised under the Plan or a Prior Plan, any shares retained by Schwab pursuant to a participant’s tax withholding election, and any shares covered by a benefit that is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be authorized and unissued shares, issued shares reacquired by Schwab or other shares that are treasury shares.

(c) Participant Limits. Under the Plan, no participant may be granted in any fiscal year of the Company:

(i) Stock Options or SARs relating to more than 5 million shares of Schwab common stock in the aggregate, and

(ii) Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units denominated in shares of Schwab common stock, or Other Stock Awards that are subject to the attainment of Performance Criteria described in Section 5(g) relating to more than 1 million shares of Schwab common stock in the aggregate, and

(iii) Performance Units denominated in cash or Other Cash Awards that are subject to the attainment of Performance Criteria described in Section 5(g) that could entitle the participant to more than $10 million in the aggregate from that year’s awards (considering for this purpose the maximum that could be payable, including for above-target performance).

(d) Adjustments. The shares reserved for issuance and the limitations set forth in this Section 4 shall be subject to adjustment in accordance with Section 6.

SECTION 5. AWARDS.

(a) General. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units, and Other Stock or Cash Awards, all as described below. Each award under the Plan shall be evidenced by a written award agreement in paper or electronic form approved by the Committee. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of award granted and such other terms and conditions as the Committee may specify.

(b) Stock Options. Stock Options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option described in section 422(b) of the Code (an “Incentive Stock Option”); provided that only a common-law employee shall be eligible for the grant of an Incentive Stock Option. No participant may be granted Incentive Stock

Options (under this Plan or any other Incentive Stock Option plan of the Company and its affiliates) which are first exercisable in any calendar year for shares of Schwab common stock having an aggregate fair market value (determined as of the date an option is granted) that exceeds $100,000; any Stock Option granted under the Plan that exceeds this limit shall be a Nonqualified Stock Option. No Incentive Stock Options may be granted after January 26, 2032. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Schwab’s common stock on the date the option is granted (110% in the case of an Incentive Stock Option granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Section 424(e) of (f) of the Code) (a “10% Stockholder”). Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant (five years in the case of an Incentive Stock Option granted to a 10% Stockholder). The option price, upon exercise of any option, shall be payable to Schwab in full by:

(i) cash payment or its equivalent;

(ii) surrendering, or attesting to the ownership of, shares of Schwab stock that are already owned by the participant;

(iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Schwab the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Schwab; and

(iv) such other methods of payment as the Committee, at its discretion, deems appropriate; provided, however, that no method of payment will be permitted if it would result in a violation of applicable law, as determined by the Committee in its sole discretion.

In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

Notwithstanding anything in this Section 5(b) to the contrary, Stock Options may be granted only to individuals who provide direct services on the date of grant of the Stock Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(c) Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs for outstanding Stock Options. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Schwab’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Schwab in an amount determined by multiplying the excess of the fair market value of a share of Schwab common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee. Notwithstanding anything in this Section 5(c) to the contrary, SARs may be granted only to individuals who provide direct services on the date of grant of the SAR to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower grant price or reduce the grant price of an outstanding SAR.

(d) Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following (i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (ii) a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Schwab at cost) such shares or units in the event of termination of employment during the period of restriction. All restrictions shall expire at such times as the Committee shall specify. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Schwab common stock or (c) any combination of both, as determined by the Committee. Restricted Stock Units may be settled in a lump sum or in installments as specified in the applicable award agreement. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date in accordance with Section 9, as provided for in the applicable award agreement.

(e) Performance Awards. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”), long-term performance-based restricted stock units (“Performance-Based Restricted Stock Units”) or long-term performance units (“Performance Units”) are to be awarded and determine the number of shares or units, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock, Performance-Based Restricted Stock Units or Performance Units shall entitle the participant to a payment in the form of shares of common stock or cash (as provided in the award agreement) upon the attainment of performance goals and other terms and conditions specified by the Committee pursuant to Section 5(g) below. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

(f) Other Stock or Cash Awards. In addition to the incentives described in paragraphs (b) through (e) of this Section 5, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Schwab and subject to such other terms and conditions as it deems appropriate.

(g) Performance Goals.

(i) Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units and Other Stock or Cash Awards under the Plan may be made subject to the attainment of performance goals for a specified period of time (a “Performance Period”). When the Committee makes an award subject to a particular performance goal, the Committee shall adopt or confirm a written definition of that performance goal at the time the performance goal is established. The categories of permissible performance goals include: income; operating income; pre-tax income; after-tax income; profit; pre-tax operating profits; pre-tax reported profits; pre-tax operating profit margin; pre-tax reported profit margin; after-tax operating profit margin; after-tax reported profit margin; revenue; revenue growth; operating revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; adjusted diluted earnings per share; return on stockholders’ equity; return on stockholders’ common equity; return on tangible stockholders’ common equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); consolidated pre-tax earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; Schwab common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; and book value per share; cost of capital; cost of equity; and changes between years or periods that are determined with respect to any of the above-listed performance criteria (“Performance Criteria”). The Committee may establish other performance measures for awards, including performance criteria measured on a pre-tax, post-tax, operating, reported, consolidated, Generally Accepted Accounting Principles (“GAAP”), adjusted GAAP, and/or non-GAAP basis. A performance goal may be measured relative to the performance of the Company as a whole or any business unit, department, division region or function of the Company or any subsidiary in which the participant is employed and may be measured relative to a peer group or index. If more than one performance goal is specified by the Committee for a Performance Period, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance goals to be satisfied for the applicable award. Notwithstanding satisfaction of any performance goals, the number of shares issued or amounts paid under awards may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine.

(ii) For performance-based awards, the Committee shall determine and certify in writing, for each participant, the extent to which the performance goals have been met and the amount of the award, if any, to be made. The Committee has the absolute and unrestricted discretion to reduce the amount of the award that otherwise would be payable in connection with the attainment of the performance goals applicable to the award. It is expressly permissible to reduce the amount otherwise payable to zero. If a performance goal for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, employer, department, region, or function employing the participant.

(iii) In determining whether any performance goals have been satisfied, the Committee may include or exclude any or all items that are unusual or non-recurring, including but not limited to, (A) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Company, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (B) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance goal for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, and any other factors as the Committee may determine. To the extent that a performance goal is based on Schwab common stock, then in the event of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, combination of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants.

SECTION 6. ADJUSTMENT OF SHARES.

(a) Adjustments. If Schwab shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, or other change in the capital structure of the

Company, merger, consolidation, reorganization, combination, exchange of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then, in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall equitably adjust, as it determines to be necessary and appropriate, the total number of shares reserved for issuance under the Plan, the maximum number of shares that may be made subject to an award in any fiscal year, and the number of shares covered by each outstanding award and the price therefor, if any. Any such adjustment to an Incentive Stock Option shall be made in a manner that permits the Incentive Stock Option to continue to meet the requirements of Section 422 of the Code, and any such adjustment to a Nonqualified Stock Option shall be made in a manner that permits the Nonqualified Stock Option to remain exempt from Section 409A of the Code (to the extent the Nonqualified Stock Option is intended to be so exempt). The Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the first sentence of this Section 6(a)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are needed to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all participants under the Plan.

(b) Corporate Transactions. In the event that Schwab is a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (i) the continuation of the outstanding awards by Schwab, if Schwab is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards under this Plan, (iv) full exercisability or vesting and accelerated expiration of the outstanding awards or (v) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards.

(c) Substitution and Assumption of Benefits. Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Schwab or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, including but not limited to a Stock Option exercise price or SAR grant price that is less than fair market value, so long as such exercise price or grant price is determined in a manner that complies with the applicable requirements of Section 409A and Section 424 of the Code.

(d) Reservation of Rights. Except as provided in this Section 6, a participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by Schwab of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, kind or exercise price of shares subject to a Stock Option or other award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets (or to undertake any other corporate action described in Section  6(a) above).

SECTION 7. TERMS OF AWARDS.

(a) Transferability. Except as otherwise determined by the Committee in the case of benefits other than Incentive Stock Options or SARs granted in tandem with Incentive Stock Options, each benefit granted under the Plan shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, other than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, the exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution.

(b) Change in Control. The Committee (in its sole discretion) may determine at the time of (or at any time after) the grant of an award, that upon a Change in Control of Schwab, that any outstanding Stock Option or SAR shall become vested and exercisable; all restrictions on any Restricted Stock or Restricted Stock Unit shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; Performance Stock shall be delivered; a Performance-Based Restricted Stock Unit shall be paid out as promptly as practicable; a Performance Unit and Restricted Stock Unit shall be paid out as promptly as practicable; and any Other Stock or Cash Award shall be delivered or paid; provided, however, that this Section 7(b) shall not apply to awards pursuant to which a deferral election has been made in accordance with Section 9. A “Change in Control” shall mean the occurrence of any of the following events:

(i) Upon consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination:

(A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and

(B) no Person (as defined in subparagraph (iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of Outstanding Common Stock or Outstanding Voting Securities existed prior to the Business Combination; and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) If individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors; (B) an actual or threatened solicitation of proxies or consents; or (C) any other actual or threatened action by, or on behalf of, any Person other than the Board; or

(iii) Upon the acquisition after the Effective Date by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this subparagraph (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (i) above; or

(iv) The consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything in this Plan or any award agreement to the contrary, to the extent any provision of this Plan or an award agreement would cause a payment of an award that is not exempt from Section 409A to be made specifically because of – (1) the occurrence of a Change in Control, or (2) a separation from service following a Change in Control (if the payment terms for such a separation from service are different than for other separations), then such payment shall not be made unless such Change in Control also constitutes a “change in the ownership of the Company,” a “change in effective control of the Company” or a “change in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph).

(c) Taxes. Schwab shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Schwab may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of Schwab’s tax withholding obligation at the minimum statutory withholding rates (or at any greater rates that will not result in adverse accounting, tax or section 16 of the Exchange Act treatment, as determined by the Committee) arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Schwab withhold shares of common stock having a fair market value equal to such amount. The Committee may permit a participant to pay the withholding obligation applicable to an award by delivery to the Company of shares of Schwab common stock owned by the participant having a fair market value equal to the amount of such taxes or permit cashless exercise.

(d) Effective Date, Amendment and Termination. The Plan is effective on the Effective Date and shall automatically terminate one day before the 10th anniversary of the Effective Date. The Board or the Committee may alter, amend or suspend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent unless such action is necessary or desirable (i) for the continued validity of the Plan or its compliance with Rule 16b-3 of the Exchange Act or any other applicable law, rule or regulation or pronouncement, or (ii) to avoid any adverse consequences under Section 409A of the Code or any requirement of a securities exchange or association or regulation or self-regulatory body. Stockholder approval shall be obtained for any Plan amendment to the extent necessary or desirable to comply with applicable laws, regulations or rules.

(e) Fair Market Value. The fair market value of a share of Schwab common stock on a given determination date shall equal:

(i) The closing sales price of a share as reported on the New York Stock Exchange (NYSE) on the applicable determination date (except in the case of a share of Restricted Stock or a Restricted Stock Unit, which shall be the average of the high and low price of a share as reported on NYSE on the applicable determination date), or

(ii) If no sales of shares are reported for such date, the mean between the bid and asked price of a share on NYSE at the close of the market on such date, or

(iii) If the day is not a trading day, and as a result, paragraphs (i) and (ii) above are not applicable, the fair market value of a share shall be determined as of the next preceding day on which sales were made on the NYSE;

(iv) In the event that the method for determining fair market value described in clauses (i), (ii) and (iii) is not practicable, as determined by the Committee in its discretion, the fair market value of a share determined in accordance with any other reasonable method as the Committee, in its discretion, may deem equitable, or as required by applicable law or regulation, which method shall be one that is deemed to constitute fair market value for purposes of Section 409A of the Code to the extent it is used with respect to a Stock Option or SAR.

(f) Dividend Equivalents. Any participant selected by the Committee, in its sole discretion, may be granted dividend equivalents based on the dividends declared on shares that are subject to any award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, no dividend equivalents will be paid contingent on the exercise of a Stock Option or SAR.

(g) Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with applicable securities laws and stock exchange or stock market requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(h) Non-U.S. Employees. In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(i) Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(j) Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to awards subject to Section 409A of the Code (“Section 409A”), in accordance with the requirements of Section 409A and the regulatory guidance thereunder unless an exemption from Section 409A is available and applicable, and (ii) to maintain the exemptions from Section 409A of Stock Options, SARs and Restricted Stock and any awards designed to meet the short-deferral exception under Section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any award agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i), any payment under an award shall be delayed until the earliest date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). In the event that any award shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

(k) Recoupment/Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any award, require reimbursement of any award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an award agreement, in accordance with the Company policies. By accepting an award, the Participant is agreeing to be bound by the applicable Company policies, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law, government regulation or stock exchange listing requirement.

(l) Whistleblower Protection. Nothing contained in this Plan or any award agreement (i) shall be deemed to prohibit any participant from responding to a subpoena or order of a court or other governmental authority to testify or give evidence or engaging in conduct otherwise protected by the Sarbanes-Oxley Act; (ii) shall be deemed to prohibit any participant from providing truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding; (iii) is intended in any way to intimidate, coerce, deter, persuade, or compensate any participant with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law; and (iv) is intended to require any participant to provide notice to the Company or any subsidiary or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”) or to provide notice to the Employer or its attorneys after any participant has made any such Whistleblower Disclosures.

SECTION 8. PAYMENT OF DIRECTORS’ FEES DEFERRALS IN SECURITIES.

In the event a Non-Employee Director or Subsidiary Director (if the Committee has approved participation by Subsidiary Directors in Schwab’s deferred compensation plan for directors) elects pursuant to and in accordance with the terms of Schwab’s Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) to defer receipt of the payment of his or her annual cash retainer from Schwab in the form of Restricted Stock Units, Nonqualified Stock Options, Restricted Stock, Other Stock Awards or a combination thereof, such Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, and Other Stock Awards shall be issued under this Plan. The number and form of each award to be granted to Non-Employee Directors or Subsidiary Directors pursuant to this Section 8 in connection with a deferral election under the Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) shall be determined in accordance with the provisions of that plan, but the terms of each such award shall be determined by the Committee or its delegate in accordance with the provisions of this Plan.

SECTION 9. DEFERRAL OF AWARDS.

Subject to the requirements of Section 409A, the Committee (in its sole discretion) may permit or require a participant to have cash or shares that otherwise would be paid to such participant as a result of the settlement of a restricted stock unit or performance unit award credited to a deferred compensation account established for such participant by the Committee as an entry on Schwab’s books. A deferred compensation account may be credited with interest or other forms of investment return, as determined by the Committee. A participant for whom such an account is established shall have no rights other than those of a general creditor of Schwab. Such an account shall represent an unfunded and unsecured obligation of Schwab and shall be subject to the terms and conditions of the applicable agreement between such participant and Schwab. If the deferral or conversion of awards is permitted or required, the Committee (in its sole discretion) may, consistent with the requirements of Section 409A, establish rules, procedures and forms pertaining to such awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 9 and such rules and procedures shall be set forth in detail in the applicable stock award agreement or other deferral agreement.

SECTION 10. DEFINED TERMS.

“10% Stockholder”	5
“Board”	1
“Business Combination”	10
“Change in Control”	10
“Committee”	1
“Company”	1
“Effective Date”	1
“Exchange Act”	1
“Incentive Stock Option”	4
“Incumbent Board”	11
“Non-Employee Directors”	2
“Outstanding Common Stock”	10
“Outstanding Voting Securities”	10
“Performance Criteria”	7
“Performance Period”	7
“Performance Stock”	6
“Performance Units”	6
“Performance-Based Restricted Stock Units”	6
“Person”	11
“Plan”	1
“Prior Plans”	1
“SARs”	5
“Schwab”	1
“Section 409A”	13
Subsidiary Director	2

Exhibit D

Amendments to Bylaws Reflecting Adoption of the Board’s Proxy Access Proposal

Set forth below is the text of the applicable provisions of the Bylaws as proposed to be amended by the Declassification Amendments. Proposed additions are indicated by bold underlining, and proposed deletions are indicated by strikethroughs.

***

Section 2.06.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board ~~or~~ (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw or (D) with respect to nominations, in accordance with Section 2.11 of these Bylaws.

(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ~~and Rule 14a-11 thereunder~~ (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(iii)    Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)    General. (i) Only such persons who are nominated in accordance with the procedures set forth in this ~~Bylaw~~ Section 2.06 or Section 2.11 of these Bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this ~~Bylaw~~Section 2.06. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

(~~i~~ii)    For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(~~ii~~iii)    Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 2.11.     Proxy Access.

(a)    Whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.11, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together, in the case of the proxy statement, with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 2.11 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 2.11 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.11. For purposes of this Section 2.11, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two (2) or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these Bylaws, including the Minimum Holding Period (as defined below), shall apply to each member of such group; provided, however, that the Required Ownership Percentage (as defined below) shall apply to the ownership of the group in the aggregate. For purposes of this Section 2.11, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(b)    To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary of the Corporation and received by the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its definitive proxy statement for the previous year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Notice of Proxy Access Nomination must be received at the principal executive offices of the Corporation no earlier than one hundred fifty (150) days before such annual meeting and no later than the later of one hundred twenty (120) days before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Section 2.06(c)(ii) above) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting, commence a new time period (or extend any time period) for the giving of the Notice of Proxy Access Nomination as described above.

(c)    The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) and (ii) 25% of the total number of directors in office (rounded down to the nearest whole number) as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.11 (the “Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The following individuals shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.11 has been reached: (i) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 whom the Board decides to nominate as a nominee of the Board, (ii) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 but whose nomination is subsequently withdrawn, (iii) any director currently serving on the Board who was a Stockholder Nominee at any of the two preceding annual meetings, (iv) any director currently serving on the Board who was a Stockholder Nominee at the third preceding annual meeting and who the Board decides to nominate as a Board nominee at the upcoming annual meeting and (v) any director in office or director candidate who, in each case, will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or understanding between the Corporation and a stockholder or group of stockholders (other than such agreement, arrangement or understanding entered into in connection with an acquisition of stock by such stockholder, or group of stockholders, from the Corporation). Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the maximum number of nominees provided for in this Section 2.11. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the maximum number of nominees provided for in this Section 2.11, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.11 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.11 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements of this Section 2.11 (y) thereafter is nominated by the Board or (z) thereafter is not included in the Corporation’s proxy materials or is not submitted for election as a director, in either case, as a result of the Nominating Stockholder becoming ineligible or withdrawing its nomination, the Stockholder Nominee becoming unwilling or unable to serve on the Board or the Eligible Stockholder or the Stockholder Nominee failing to comply with the provisions of this Section 2.11, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(d)    For purposes of this Section 2.11, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both:

(i)    the full voting and investment rights pertaining to the shares; and

(ii)    the full economic interest in (including the opportunity for profit from and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)    sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(B)    borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(C)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:

(1)    reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or

(2)    hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five (5) business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board or any committee thereof, in each case, in its sole discretion. For purposes of this Section 2.11, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 2.11.

(e)    In order to make a nomination pursuant to this Section 2.11, an Eligible Stockholder must have owned the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation in accordance with this Section 2.11 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 2.11, the “Required Ownership Percentage” shall be 3% or more, based on the number of shares of common stock outstanding of the Corporation as publicly reported in the Corporation’s most recently filed Form 10-K or Form 10-Q. For purposes of this Section 2.11, the “Minimum Holding Period” is three (3) years. Within the time period specified in this Section 2.11 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the Corporation:

(i)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iii)    the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.06 of these Bylaws;

(iv)    the consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(v)    a representation that the Eligible Stockholder:

(A)    acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;

(B)    presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting;

(C)    has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s);

(D)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the Board;

(E)    agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material;

(F)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(G)    as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five (5) business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of subsection (a) of this Section 2.11;

(vi)    an undertaking that the Eligible Stockholder agrees to:

(A)    assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(B)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.11; and

(C)    file with the SEC any solicitation with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and

(vii)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f)    Within the time period specified in this Section 2.11 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary of the Corporation (which shall be deemed to be part of the Stockholder Notice for purposes of this Section 2.11):

(i)    the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 2.06 of these Bylaws;

(ii)    a written representation and agreement that such person:

(A)     will act as a representative of all of the stockholders of the Corporation while serving as a director;

(B)    is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee’s fiduciary duties under applicable law;

(C)     is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;

(D)    will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these Bylaws and the rules and regulations of the SEC and any stock exchange applicable to the Corporation; and

(E)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Corporation, the Stockholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.11 or if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.

(g)    In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.11.

(h)    The Corporation shall not be required to include, pursuant to this Section 2.11, a Stockholder Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(i)    if the Secretary of the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder has nominated any person for election to the Board pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.06 of these Bylaws;

(ii)    who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board in its sole discretion;

(iii)    whose election as a member of the Board would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation;

(iv)    who is or has been, within the past three (3) years, (i) an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914 or (ii) a management official of a depository organization as defined for purposes of the Depository Institution Management Interlocks Act and applicable rules and regulations;

(v)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vi)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vii)    if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof, in each case, in its sole discretion; or

(viii)    the Eligible Stockholder or applicable Stockholder Nominee breaches or fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Section 2.11 and any agreement, representation or undertaking required by this Section 2.11.

(i)    Notwithstanding anything to the contrary set forth herein, the Board or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 2.11, as determined by the Board or the chairman of the meeting of stockholders, in each case, in its or his sole discretion; or

(ii)    the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 2.11.

(j)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 2.11 for the next two annual meetings. For the avoidance of doubt, this Section 2.11(j) shall not prevent any stockholder from nominating any person to the Board pursuant to and in accordance with Section 2.06 of these Bylaws.

(k)    The Board (or any other person or body authorized by the Board) shall have the exclusive power and authority to interpret the provisions of this Section 2.11 of these Bylaws and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 2.11 to any person, facts or circumstances. All such actions, interpretations and determinations that are done or made by the Board (or any other person or body authorized by the Board) shall be binding on the Corporation, the stockholders and all other parties.

(l)    No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 2.11 per each annual meeting of stockholders.

(m)    This Section 2.11 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

Section 3.03.    Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights to the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary ~~within 30 days following the close~~as of the ~~applicable~~tenth day preceding the date the Corporation first mails its notice for such meeting to the stockholders of ~~nomination period set forth in Section 2.06 based on whether one or more notices of nomination were timely filed in accordance with said Section 2.06~~the Corporation (provided that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination made pursuant to Section 2.06 or Section 2.11 of these Bylaws and not otherwise as to its validity). If, prior to the time the Company mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election.

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Chuck Schwab
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charles SCHWAB CORPORATION EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(f), and 2 through 6, and “AGAINST” Proposals 7 and 8. Election of directors: 1(a) John K. Adams, Jr. 1(b) Stephen A. Ellis 1(c) Brian M. Levitt FOR AGAINST ABSTAIN 1(d) Arun Sarin 1(e) Charles R. Schwab 1(f) Paula A. Sneed FOR AGAINST ABSTAIN Please fold here – Do not separate 2. Approval of amendments to Certificate of Incorporation and Bylaws to declassify the board of directors 3. Ratification of the selection of Deloitte & Touche LLP as independent auditors 4. Advisory vote to approve named executive officer compensation 5. Approval of the 2022 Stock Incentive Plan 6. Approval of the board’s proposal to amend Bylaws to adopt proxy access 7. Stockholder Proposal requesting amendment to Bylaws to adopt proxy access 8. Stockholder Proposal requesting disclosure of lobbying policy, procedures and oversight; lobbying expenditures; and participation in organizations engaged in lobbying For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(f), AND 2 THROUGH 6, AND AGAINST PROPOSALS 7 AND 8; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR PETER J. MORGAN III IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE. Date Signature(s) in Box Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 17, 2022 1:30 p.m. (Central Time) www.schwabevents.com/corporation The Annual Meeting of Stockholders will be hosted as a virtual event via the internet. To attend the meeting via the internet, visit www.schwabevents.com/corporation. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2022: The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at www.aboutschwab.com. 3000 Schwab Way Westlake, Texas 76262 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2022. The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side. If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(f), and 2 through 6, and “AGAINST” Proposals 7 and 8. By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Peter J. Morgan III with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. INTERNET/MOBILE PHONE MAIL www.proxypush.com/schw 1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the before 11:59 p.m. (CT) on vote your proxy before 11:59 p.m. (CT) postage-paid envelope provided in May 16, 2022. on May 16, 2022. time to be received by May 16, 2022. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.